CoreStates Financial Corp and Subsidiaries

CONTENTS OF FINANCIAL SECTION                                                                                    PAGE
                                                                                                                -----
FINANCIAL STATEMENTS

Management's Report Regarding the Effectiveness of  Internal Control Over Financial Reporting........            43
Report of Independent Auditors.......................................................................            44
Consolidated Statements of Income for the years ended December 31, 1997, 1996 and 1995...............            45
Consolidated Balance Sheets as of December 31, 1997 and 1996.........................................            46
Consolidated Statements of Changes in Shareholders' Equity for the years ended
     December 31, 1997, 1996 and 1995................................................................            47-48
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995...........            49-50
Notes to the Consolidated Financial Statements.......................................................            51-84

Note: The page numbers set forth herein conform with those presented in information provided by CoreStates Financial Corp.



CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Report on Internal Controls Over Financial Reporting



Financial Statements

     CoreStates Financial Corp is responsible for the preparation, integrity, and fair presentation of its published financial statements as of December 31, 1997, and the year then ended. The consolidated financial statements of


CoreStates Financial Corp have been prepared in accordance with generally accepted accounting principles and, as such, include some amounts that are based on judgments and estimates of management.

Internal Control over Financial Reporting

     Management is responsible for establishing and maintaining effective internal control over financial reporting. The system contains monitoring mechanisms and actions are taken to correct deficiencies identified.

     There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

     Management assessed CoreStates Financial Corp's internal control over financial reporting as of December 31, 1997. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that CoreStates Financial Corp maintained effective internal control over financial reporting as of December 31, 1997.








Chief Financial Officer
/s/ Albert W. Mandia







Chairman and Chief Executive Officer
/s/ Terrence A. Larsen

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
CoreStates Financial Corp

We have audited the accompanying consolidated balance sheets of CoreStates Financial Corp as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 financial statements of Meridian Bancorp, Inc. and United Counties Bancorporation, which statements reflect combined net interest income constituting 31.3% of the related consolidated total for the year ended December 31, 1995. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to data included for Meridian Bancorp, Inc. and United Counties Bancorporation, is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoreStates Financial Corp at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                                    /s/  Ernst & Young LLP



Philadelphia, Pennsylvania
January 20, 1998

CoreStates Financial Corp and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)


                                                                                        Year Ended December 31,
                                                                            ----------------------------------------------
                                                                                1997             1996              1995
                                                                            -----------      -----------       -----------
INTEREST INCOME
Interest and fees on loans:
   Taxable income.....................................................      $2,995,604       $2,845,898        $2,902,265
   Tax exempt income..................................................          20,310           25,335            30,390
Interest on investment securities:
   Taxable income.....................................................         202,425          254,576           349,138
   Tax exempt income..................................................          18,455           23,190            31,018
Interest on time deposits in banks....................................         163,454          122,752           121,993
Interest on Federal funds sold, securities purchased
   under agreements to resell and other...............................          29,067           26,453            40,276
                                                                            ----------        ---------        ----------
   Total interest income..............................................       3,429,315        3,298,204         3,475,080
                                                                            ----------        ---------        ----------
INTEREST EXPENSE
Interest on deposits:
   Domestic savings...................................................         383,333          295,650           396,176
   Domestic time......................................................         436,135          497,956           492,610
   Overseas branches and subsidiaries.................................          64,896           48,174            52,261
                                                                            ----------        ---------        ----------
      Total interest on deposits......................................         884,364          841,780           941,047
Interest on short-term funds borrowed.................................         189,835          153,129           214,119
Interest on long-term debt............................................         239,248          161,811           152,989
                                                                            ----------        ---------        ----------
      Total interest expense..........................................       1,313,447        1,156,720         1,308,155
                                                                            ----------        ---------        ----------
   Net interest income................................................       2,115,868        2,141,484         2,166,925
Provision for losses on loans.........................................         263,000          228,767           144,002
                                                                            ----------        ---------        ----------
   Net interest income after provision for losses on loans............       1,852,868        1,912,717         2,022,923
                                                                            ----------        ---------        ----------
NON-INTEREST INCOME
Service charges on deposit accounts...................................         242,285          229,592           233,592
Trust income..........................................................         186,031          167,138           162,776
Fees for international services.......................................         113,767          101,761            94,396
Debit and credit card fees............................................          96,983           88,811            94,659
Income from investment in EPS, Inc....................................          29,486           29,902            30,114
Income from trading activities........................................          34,445           25,216            35,403
Securities gains......................................................          21,111           59,512            31,475
Other gains...........................................................               -            8,200            26,400
Other operating income................................................         201,662          188,943           173,407
                                                                           -----------        ---------        ----------
   Total non-interest income..........................................         925,770          899,075           882,222
                                                                           -----------        ---------        ----------
NON-FINANCIAL EXPENSES
Salaries, wages and benefits..........................................         834,184          826,442           904,377
Net occupancy.........................................................         143,112          157,358           159,530
Equipment expenses....................................................         125,070          120,602           118,532
Restructuring and merger-related charges..............................          15,000          139,702           138,600
Other operating expenses..............................................         578,411          532,724           564,489
                                                                           -----------        ---------        ----------
   Total non-financial expenses.......................................       1,695,777        1,776,828         1,885,528
                                                                           -----------        ---------        ----------
INCOME BEFORE INCOME TAXES............................................       1,082,861        1,034,964         1,019,617
Provision for income taxes............................................         269,582          385,820           364,441
                                                                           -----------        ---------        ----------
NET INCOME............................................................     $   813,279        $ 649,144        $  655,176
                                                                           ===========        =========        ==========

PER COMMON SHARE DATA
Net income:
   Basic..............................................................           $4.00            $2.97             $2.95
                                                                                 =====            =====             =====
   Diluted............................................................           $3.96            $2.94             $2.92
                                                                                 =====            =====             =====
Cash dividends declared...............................................           $1.91            $1.73             $1.44
                                                                                 =====            =====             =====

See accompanying notes to the financial statements.

CoreStates Financial Corp and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in thousands)

                                                                             December 31,
                                                                   --------------------------------
                                                                       1997                1996
                                                                   ------------        ------------
ASSETS
Cash and due from banks...................................         $  3,829,893        $  3,462,287
Time deposits, principally Eurodollars....................            3,122,444           2,443,154
Federal funds sold and securities purchased under
    agreements to resell..................................               41,207             509,694
Trading account assets....................................              495,472             122,317
Investment securities available-for-sale..................            2,109,254           2,394,166
Investment securities held-to-maturity (market value:
    1997-$1,347,819; 1996-$1,692,243).....................            1,351,137           1,689,058
Total loans, net of unearned discounts of
    $249,702 in 1997 and $234,607 in 1996.................           34,813,886          32,331,297
    Less: Allowance for loan losses.......................             (634,432)           (710,327)
                                                                   ------------        ------------
        Net loans.........................................           34,179,454          31,620,970
                                                                   ------------        ------------
Due from customers on acceptances.........................              641,859             738,077
Premises and equipment....................................              629,965             625,876
Other assets..............................................            2,060,280           1,888,595
                                                                   ------------        ------------
        Total assets......................................         $ 48,460,965        $ 45,494,194
                                                                   ============        ============

LIABILITIES
Deposits:
    Domestic:
        Non-interest bearing..............................         $  9,252,376        $  9,330,445
        Interest bearing..................................           23,490,992          22,986,955
    Overseas branches and subsidiaries....................            1,444,522           1,409,756
                                                                   ------------        ------------
        Total deposits....................................           34,187,890          33,727,156
                                                                   ------------        ------------
Short-term funds borrowed.................................            4,323,319           2,633,157
Bank acceptances outstanding..............................              641,464             727,728
Other liabilities.........................................            1,616,624           1,661,162
Long-term debt............................................            4,454,236           3,049,297
                                                                   ------------        ------------
        Total liabilities.................................           45,223,533          41,798,500
                                                                   ------------        ------------


COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY
Preferred stock: authorized 10.0 million
    shares; no shares issued..............................                    -                   -
Common stock: $1 par value; authorized 350.0 million
    shares; issued 223.599 million shares in 1997 and 1996
    (including treasury shares of 23.235 million in 1997
    and 8.900 million in 1996, and unallocated shares held
    by Employee Stock Ownership Plan ("ESOP") of 2.148
    million in 1997 and 2.267 million in 1996)............              223,599             223,599
Other common shareholders' equity, net....................            3,013,833           3,472,095
                                                                   ------------        ------------
        Total shareholders' equity........................            3,237,432           3,695,694
                                                                   ------------        ------------
        Total liabilities and shareholders' equity........         $ 48,460,965        $ 45,494,194
                                                                   ============        ============

See accompanying notes to the financial statements.

CoreStates Financial Corp and Subsidiaries                           Page 1 of 2

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(in thousands)

                                                          Common      Capital     Retained    Treasury     Unallocated
                                                          stock       surplus     earnings      stock      ESOP shares      Total
                                                         --------   ----------   ----------   ---------    -----------   ----------
Balances at December 31, 1994..........................  $229,827   $1,200,658   $2,360,312   $ (24,297)     $ (35,568)  $3,730,932

Net income.............................................                             655,176                                 655,176
Net change in unrealized gain on investments
    available-for-sale, net of tax.....................                              41,187                                  41,187

Treasury shares acquired (10,307 shares)...............                                        (335,528)                   (335,528)

Repurchase and retirement of common stock
    (595 shares).......................................      (595)      (4,093)     (12,446)                                (17,134)

Common stock issued under employee benefit plans
    (1,002 new shares; 3,089 treasury shares)..........       999       26,825      (25,483)     96,670                      99,011

Common stock issued under dividend reinvestment plan
    (417 treasury shares)..............................                     (9)          (2)     12,690                      12,679
Purchase of shares for Employee Stock Ownership Plan
    (876 shares) ......................................                                                        (20,922)     (20,922)

Employee Stock Ownership Plan shares committed for
    release (123 shares)...............................                  1,786                                   2,824        4,610
Cash paid for fractional shares........................                                 (24)                                    (24)

Foreign currency translation adjustments...............                                 (29)                                    (29)

Common dividends declared..............................                            (294,393)                               (294,393)
                                                         --------   ----------   ----------   ---------      ---------   ----------
Balances at December 31, 1995..........................   230,231    1,225,167    2,724,298    (250,465)       (53,666)   3,875,565

Net income.............................................                             649,144                                 649,144
Net change in unrealized gain on investments
    available-for-sale, net of tax.....................                             (25,070)                                (25,070)

Treasury shares acquired (11,055 shares)...............                                        (533,932)                   (533,932)

Treasury shares issued in merger (7,300 shares)........    (7,300)     (33,288)    (192,042)    232,630                           -

Repurchase and retirement of common stock
    (1,340 shares).....................................    (1,340)     (43,559)     (12,804)                                (57,703)

Common stock issued under employee benefit plans
    (1,824 new shares; 2,330 treasury shares)..........     1,824       75,618      (48,119)    100,826                     130,149
Common stock issued under dividend reinvestment plan
     (184 new shares; 353 treasury shares).............       184        8,225          (68)     13,361                      21,702
Purchase of shares for Employee Stock Ownership
     Plan (65 shares)..................................                    (38)                                 (3,509)      (3,547)

Employee stock ownership plan shares
    committed for release (126 shares).................                  2,397                                   3,018        5,415
Cash paid for fractional shares........................                                (342)                                   (342)

Foreign currency translation adjustments...............                               5,448                                   5,448
Common dividends declared..............................                            (371,135)                               (371,135)
                                                         --------   ----------   ----------   ---------       --------   ----------
Balances at December 31, 1996..........................   223,599    1,234,522    2,729,310    (437,580)       (54,157)   3,695,694

(continued)

CoreStates Financial Corp and Subsidiaries                         Page 2 of 2
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY:  continued
(in thousands)

                                                          Common      Capital     Retained    Treasury     Unallocated
                                                          stock       surplus     earnings      stock      ESOP shares      Total
                                                         --------   ----------   ----------   ----------   -----------   ----------
Net income............................................                              813,279                                 813,279
Net change in unrealized gain on investments
    available-for-sale, net of tax....................                                5,149                                   5,149
Treasury shares acquired (17,100 shares)..............                                        (1,007,832)                (1,007,832)
Common stock issued under employee benefit plans
    (2,209 treasury shares)...........................                  22,665      (70,325)     133,198                     85,538
Common stock issued under dividend reinvestment plan
    (556 treasury shares).............................                     676       (1,058)      30,383                     30,001
Employee stock ownership plan shares
    committed for release (119 shares)................                   4,423                                   2,846        7,269
Foreign currency translation adjustments..............                                 (748)                                   (748)
Common dividends declared.............................                             (390,918)                               (390,918)
                                                         --------   ----------   ----------   ----------   -----------   ----------
Balances at December 31, 1997.........................   $223,599   $1,262,286   $3,084,689  $(1,281,831)     $(51,311)  $3,237,432
                                                         ========   ==========   ==========   ==========   ===========   ==========

See accompanying notes to the financial statements.

CoreStates Financial Corp and Subsidiaries                        Page 1 of 2
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)


                                                                                        Year Ended December 31,
                                                                           ------------------------------------------------
OPERATING ACTIVITIES                                                           1997             1996               1995
                                                                           ------------     ------------       ------------
Net income...........................................................      $    813,279     $    649,144       $    655,176
Adjustments to reconcile net income to net
   cash provided by operating activities:
   Restructuring and merger-related charges..........................            15,000          139,702            138,600
   Provision for losses on loans.....................................           263,000          228,767            144,002
   Provision for losses and writedowns
     on other real estate owned......................................             5,500            3,387             15,971
   Depreciation and amortization.....................................           126,749          110,512            122,996
   Deferred income tax expense.......................................           100,751            9,156             28,420
   Securities gains..................................................           (21,111)         (59,512)           (31,475)
   Gains on sale of mortgage servicing...............................                 -                -             (2,387)
   Other gains.......................................................                 -           (8,200)           (26,400)
   (Increase) decrease in loans held-for-sale........................          (395,583)          93,039             82,226
   (Increase) decrease in  trading account assets....................          (373,155)          24,901            200,833
   Increase (decrease) in due to factored clients....................           143,486            1,805            (86,921)
   (Increase) decrease in interest receivable........................           (34,460)          45,046              2,009
   Increase in interest payable......................................            23,014           10,163             45,044
   Decrease in merger-related accrual ...............................           (59,451)        (100,258)           (33,270)
   Other, net........................................................          (101,623)         216,135           ( 84,141)
                                                                           ------------     ------------       ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       505,396        1,363,787          1,170,683
                                                                           ------------     ------------       ------------

INVESTING ACTIVITIES
Net increase in loans................................................        (3,592,259)      (2,989,441)        (1,914,405)
Proceeds from sales of loans.........................................           898,828        1,577,270          1,087,732
Loans originated or acquired--non-bank subsidiaries..................       (37,198,437)     (39,054,032)       (35,767,440)
Principal collected on loans--non-bank subsidiaries..................        37,056,155       39,039,627         35,407,667
Net increase in time deposits, principally Eurodollars...............          (679,290)        (533,894)           (33,172)
Purchases of investments held-to-maturity............................          (650,362)        (490,995)          (686,652)
Purchases of investments available-for-sale..........................          (568,161)      (2,062,012)          (589,327)
Proceeds from maturities of investments held-to-maturity.............           995,449        1,524,670          2,175,780
Proceeds from maturities of investments available-for-sale...........           807,037          854,898            161,477
Proceeds from sales of investments available-for-sale................           122,037        1,500,504            546,728
Net decrease in Federal funds sold and
   securities purchased under agreements to resell...................           468,487          210,243            203,693
Purchases of premises and equipment..................................           (90,085)        (101,469)          (125,216)
Proceeds from sales and paydowns on other
   real estate owned.................................................            12,896           31,465             66,834
Other, net...........................................................            33,493          141,063             11,303
                                                                           ------------     ------------       ------------
  NET CASH PROVIDED BY (USED IN) INVESTING
    ACTIVITIES.......................................................        (2,384,212)        (352,103)           545,002
                                                                           ------------     ------------       ------------

(continued)

CoreStates Financial Corp and Subsidiaries                  Page 2 of 2
CONSOLIDATED STATEMENT OF CASH FLOWS: continued
(in thousands)

                                                                                         Year Ended December 31,
                                                                             -----------------------------------------------
                                                                                 1997            1996               1995
                                                                             ------------    ------------       ------------
FINANCING ACTIVITIES
Net increase (decrease) in deposits...........................                    460,734         172,155           (660,745)
Payment for sales of deposits.................................                          -        (368,110)          (154,360)
Proceeds from issuance of long-term debt......................                  2,033,056       1,340,099            582,251
Retirement of long-term debt..................................                   (630,547)       (501,165)          (533,480)
Net increase (decrease) in short-term funds borrowed..........                  1,690,162      (1,043,856)           215,764
Cash dividends paid...........................................                   (391,781)       (328,114)          (286,565)
Purchases of treasury stock...................................                 (1,007,832)       (533,932)          (335,528)
Repurchase and retirement of common stock.....................                          -         (57,703)           (17,134)
Common stock issued under employee benefit plans..............                     62,873          87,726             99,011
Other, net....................................................                     29,757          21,360             12,655
                                                                             ------------    ------------       ------------
NET CASH PROVIDED BY (USED IN)
    FINANCING ACTIVITIES......................................                  2,246,422      (1,211,540)        (1,078,131)
                                                                             ------------    ------------       ------------
INCREASE (DECREASE) IN CASH AND DUE
    FROM BANKS................................................                    367,606        (199,856)           637,554
Cash and due from banks at January 1,.........................                  3,462,287       3,662,143          3,024,589
                                                                             ------------    ------------       ------------
CASH AND DUE FROM BANKS AT DECEMBER 31,.......................               $  3,829,893    $  3,462,287       $  3,662,143
                                                                             ============    ============       ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest..................................................               $  1,290,433    $  1,146,557       $  1,263,681
                                                                             ============    ============       ============
    Income taxes..............................................               $    193,532    $    331,940       $    284,987
                                                                             ============    ============       ============
Net cash received on interest rate swaps......................               $     54,230    $     68,103       $      7,493
                                                                             ============    ============       ============

See accompanying notes to the financial statements.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the accounts of CoreStates Financial Corp ("the Corporation") and all of its subsidiaries, including:
CoreStates Bank, N.A. ("CBNA"); CoreStates Bank of Delaware, N.A. ("CBD"); Congress Financial Corporation; and CoreStates Capital Corp ("CSCC"). All material intercompany transactions have been eliminated. Certain amounts in prior years have been reclassified for comparative purposes.

The Corporation is a bank holding company incorporated under the laws of the Commonwealth of Pennsylvania, primarily operating in the eastern Pennsylvania, northern Delaware and the central and southern New Jersey markets. Through its subsidiaries, the Corporation is engaged in the business of providing global and specialized banking (including international banking services), regional banking, retail credit services, trust and asset management and third party processing services to a diversified customer base.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Changes in accounting principles

Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS 125"), was issued in June 1996. FAS 125 requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. FAS 125 is applicable to transactions occurring after December 31, 1996, except for provisions dealing with securities lending, repurchase and dollar repurchase agreements, which are deferred by FAS 127 and became effective January 1, 1998. The adoption of FAS 125 did not, and the adoption of FAS 127 is not expected to, have a material impact on the Corporation's results of operations or financial condition.

Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") was issued in February 1997. FAS 128, which was adopted on December 31, 1997, required entities to change the method used to compute earnings per share. Under FAS 128, basic earnings per share excludes the dilutive effect of stock options and diluted earnings per share includes the dilutive effect of stock options even if the dilutive effect is immaterial. All periods presented have been restated to comply with FAS 128.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") was adopted by the Corporation in 1996 and establishes accounting and reporting standards for stock-based employee compensation plans such as stock option and restricted stock plans ("stock-based plans"). FAS 123 defines a fair value method of accounting for measuring compensation expense for stock-based plans and encourages all entities to adopt that method of accounting. However, FAS 123 also permits entities to continue to measure compensation expense for stock-based plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees."

Under the fair value method, compensation expense would be measured as the value of an award under a stock-based plan on the date the award is granted, and would be recognized over the vesting period of the award. Under the intrinsic value method, compensation expense is measured as the excess, if any, of the market price of the stock underlying the award on the date the award is granted, over the exercise price. Under the Corporation's stock-based long-term incentive plan, awards have no intrinsic value on the date of grant as the exercise price equals the market price on that date. The Corporation did not adopt the fair value method of accounting for stock-based plans, and will continue to use the intrinsic value method to measure compensation expense.

Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114") and Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("FAS 118"). FAS 114 addresses accounting for impairment of certain loans and requires that impaired loans within the scope of FAS 114 be measured based on the present value of expected cash flows discounted at the loan's effective interest rate, or be measured at the loan's observable market price or the fair value of its collateral. FAS 118 amended the income recognition policies and clarified disclosure requirements of FAS 114. The adoption of these standards did not have an impact on CoreStates' provision for loan losses or allowance for loan losses, nor change CoreStates' methodology for recognizing income on impaired loans.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Income taxes
Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

The Corporation and its subsidiaries file a consolidated Federal income tax return.

Investments
Held-to-maturity securities, consisting primarily of debt securities, are carried at cost adjusted for amortization of premiums and accretion of discounts, both computed on the interest method. The Corporation has both the ability and positive intent to hold these securities until maturity. Trading account assets are carried at market value. Gains on trading account assets include both realized and unrealized gains and losses on the portfolio. All other securities are classified as available-for-sale and are carried at fair value, with unrealized gains and losses, net of tax, reported as a component of shareholders' equity. The net unrealized gain on available-for-sale securities included in retained earnings was $31,704 at December 31, 1997 and $26,555 at December 31, 1996. Realized securities gains and losses are determined using the adjusted cost of a specific security sold.

Interest and dividends on investment securities are recognized as income when earned.

Loans
Interest on commercial loans is recognized on the daily principal amounts outstanding. Loan fees are generally considered adjustments of interest rate yields and are amortized into interest income on loans over the terms of the related loans. Interest on installment loans is principally recognized on the interest method.

Commercial loans are placed on a non-accrual status, generally recognizing interest as income when received, when, in the opinion of management, the collectability of principal or interest payments becomes doubtful or when such payments are 90 days or more past due, unless the loan is well secured and in the process of collection. The deferral or non-recognition of interest does not constitute forgiveness of the borrower's obligation.

Consumer loans, excluding residential mortgage loans and credit card loans, are charged off after reaching 120 days past due. Residential mortgage loans are placed on non-accrual status after reaching 120 days past due and are written down to the fair value of underlying collateral at that time. Credit card loans are charged off after reaching 150 days past due. Prior to the second quarter of 1996, credit card loans were charged off after reaching 180 days past due.

Loans classified as held for sale are included in other assets and are carried at their net realizable value.

Other real estate owned
When a property is acquired through foreclosure of a loan secured by real estate, that property is recorded at the lower of the cost basis in the loan or the estimated fair value of the property less estimated disposal costs. Writedowns at the time of foreclosure are charged against the allowance for loan losses. Subsequent writedowns for changes in the fair value of the property are charged to other non-financial expense.

Allowance for loan losses
The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable credit losses. Factors included in management's determination of an adequate level of allowance for loan losses are a statistical analysis of historical loss levels throughout an economic cycle and one year of projected charge-offs, establishing a minimum level below which the allowance for loan losses is considered inadequate and a maximum level above which is considered inappropriate. A quarterly evaluation of loss potential on specific credits, products, industries, portfolios and markets, as well as indicators for loan growth, the economic environment and concentrations assist in validating the position of the allowance for loan losses within those boundaries. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

The Corporation adopted FAS 114 effective January 1, 1995. Under FAS 114, the allowance for loan losses related to "impaired loans" is based on discounted cash flows using the impaired loan's initial effective interest rate as the discount rate, or the fair value of the collateral for collateral dependent loans. A loan is impaired when it meets the criteria to be placed on non-accrual status or is a renegotiated loan. Loans which are evaluated for impairment pursuant to FAS 114 are assessed on a loan-by-loan basis, and include only commercial non-accrual and renegotiated loans. Large groups of smaller balance homogeneous loans, such as commercial loans less than $250 and credit cards, lease financing receivables, loans secured by first and second liens on residential properties, and other consumer loans are evaluated collectively for impairment.

Additions to the allowance arise from the provision for loan losses charged to operations or from the recovery of amounts previously charged off. Loan charge-offs reduce the allowance. Loans are charged off when there has been permanent impairment of the related carrying values.

Premises and equipment
Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed, generally, on the straight-line method at rates based on the following range of lives: buildings - 10 to 45 years; equipment - 3 to 12 years; and leasehold improvements - 3 to 15 years.

Intangible assets (included in other assets)

Goodwill and other acquired intangibles, such as core deposits, are amortized over the estimated periods to be benefited generally ranging from 5 to 25 years. An impairment review is performed periodically on these assets.

Retirement plans
The Corporation maintains non-contributory defined benefit pension plans for substantially all employees. Benefits are primarily based on the employee's years of credited service, average annual salary and primary social security benefit, as defined in the plans. It is the Corporation's policy to fund the plans on a current basis to the extent deductible under existing tax regulations.

The Corporation provides postretirement health care and life insurance benefits for substantially all retired employees. In order to participate in the health care plan, an employee must retire with at least 10 years of service. The postretirement health care plan is contributory, with retiree contributions based on years of service. It is the Corporation's policy to fund these plans on a current basis to the extent deductible under existing tax regulations.

Employee Stock Ownership Plan ("ESOP")
Compensation expense in 1996 and 1995 was recognized based on the average fair value of shares committed to be released to employees. Effective January 1, 1997, the ESOP was combined with the Corporation's 401(k) Savings Plan. The remaining shares in the ESOP will be released to substantially all employees of the Corporation and compensation expense will be recorded as a portion of the Corporation's match of employee contributions to the 401(k) Savings Plan. Shares are released based on the fair value of the shares at the date the compensation expense is recorded.

Foreign exchange/currency
Forward exchange contracts are valued at current rates of exchange. Gains or losses on forward exchange contracts intended to hedge an identifiable foreign currency commitment, if any, are deferred and included in the measurement of the related foreign currency transaction. All other gains or losses on forward exchange contracts are included in fees for international services.

Currency gains and losses in connection with non-dollar denominated loans and deposits, which are included in interest income and expenses, are recognized pro rata over the contract terms. Foreign currency translation adjustments are recorded directly to retained earnings. The cumulative foreign currency translation gain (loss) was $3,100, $3,848 and $(1,600) at December 31, 1997, 1996 and 1995, respectively.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Derivative interest rate contracts
The Corporation uses various interest rate contracts such as, interest rate swaps, futures, forward rate agreements, caps and floors, tender option bonds, Treasury float agreements, and forward commitments to purchase and sell loans and securities, primarily to manage the interest rate risk of specific assets, liabilities or anticipated transactions, to manage interest rate risk in securities trading positions and to provide for the needs of its customers. For contracts held for purposes other than trading, gains or losses are deferred and recognized as adjustments to interest income or expense of the underlying assets or liabilities and the interest differentials are recognized as adjustments of the related interest income or expense. Gains or losses resulting from early terminations of these contracts are deferred and amortized over the remaining term of the underlying assets or liabilities. Any fees received or disbursed which represent adjustments to the yield on interest rate contracts are capitalized and amortized over the term of the interest rate contracts. If the underlying assets or liabilities related to a derivative matures, is sold, extinguished, or terminates, the amount of the previously unrecognized gain or loss is recognized at that time in the consolidated income statement.

The Corporation's trading and customer-related derivative positions mostly include tender option bonds, Treasury float agreements, and forward commitments to purchase and sell loans and securities, and interest rate caps, floors, and swaps. Gains and losses and net interest spread earned on these products are generally included in non-interest income. Treasury float agreements represent purchased option contracts. Forward commitments to purchase and sell loans and securities consist primarily of forward commitments to sell mortgage-backed securities, which are used to hedge mortgage loans held in the trading account. These commitments are marked to fair value with unrealized gains and losses recorded in income from trading activities. Contracts held or issued for customers are valued at market with gains or losses included in income from trading activities.

Earnings per common share
Basic earnings per common share for all periods presented are calculated by dividing net income by weighted average common shares outstanding. Diluted earnings per share for all periods presented are calculated by dividing net income by the sum of weighted average common shares outstanding and potentially dilutive shares (primarily stock options). For purposes of computing earnings per share, only shares committed to be released and shares allocated in the ESOP are considered outstanding. Unless otherwise noted, all "per share" amounts are on a diluted basis.

Treasury stock
The purchase of the Corporation's common stock is recorded at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of shares reissued on a last-in-first-out basis.

Cash dividends declared per share
Cash dividends declared per share for the periods prior to the acquisition of Meridian Bancorp, Inc. ("Meridian") on April 9, 1996, assume that the Corporation would have declared cash dividends equal to the cash dividends per share actually declared by the Corporation.

2.   MERGERS AND ACQUISITIONS

Pending merger

On November 18, 1997, the Corporation entered into an Agreement and Plan of Mergers (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Corporation into First Union Corporation ("First Union"). Pursuant to the Merger Agreement, each outstanding share of the Corporation's common stock would be converted into 1.62 shares of First Union's common stock (the "Exchange Ratio"), subject to possible adjustment under certain circumstances.

The Merger is intended to be accounted for as a pooling of interests. Consummation of the Merger is subject to various conditions, including: (i) receipt of the approval of the Merger Agreement by the Corporation's and First Union's stockholders, and approval by First Union's stockholders of an amendment to First Union's Articles of Incorporation to increase the number of authorized shares of First Union's common stock from 750,000,000 to 2,000,000,000, which such approvals were obtained on February 27, 1998; (ii) receipt of requisite regulatory approvals from the Board of Governors of the Federal Reserve System and other federal and state regulatory authorities; (iii) receipt of opinions as to the tax and accounting treatment of certain aspects of the Merger; (iv) listing, subject to notice of issuance, of First Union's common stock to be issued in the Merger; and (v) satisfaction of certain other conditions.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

2.  MERGERS AND ACQUISITIONS - continued

The Merger Agreement may be terminated under certain circumstances, including by the Corporation's Board of Directors by giving notice to First Union if either
(x) both (i) the average closing price of First Union's common stock for the ten full trading days ending on the date the Federal Reserve Board approves the Merger (the "Average Closing Price") is less than the product of the closing price of First Union's common stock (the "Starting Price") on the first full trading day after public announcement of execution of the Merger Agreement (the "Starting Date") and 0.85, and (ii) the number obtained by dividing the Average Closing Price by the Starting Price is less than the number obtained by (a) dividing the weighted average of the closing prices of a specified group index of bank stocks during the above-mentioned ten-day period by the weighted average closing prices of such bank stocks on the Starting Date and (b) subtracting 0.15, or (y) the Average Closing Price is less than the product of the Starting Price and 0.75. In the event CoreStates gives notice of its intent to terminate the Merger Agreement pursuant to the conditions set forth in the preceding sentence, First Union may determine, in its sole discretion, to increase the Exchange Ratio to eliminate the Corporation's right to terminate the Merger Agreement.

A summary of selected unaudited historical financial information for First Union for the three years ended December 31, 1997 follows (in millions, except per share):


                                                             Year ended December 31,
                                                     --------------------------------------
                                                        1997           1996         1995
                                                     ----------     ----------   ----------
Net interest income..............................        $5,743       $ 5,465      $ 5,128
Provision for losses on loans....................           840           449          258
Non-interest income..............................         3,396         2,636        2,176
Non-financial expenses...........................         5,589         5,153        4,657
Provision for income taxes.......................           814           875          848
Net income.......................................         1,896         1,624        1,541
Per common share:
   Net income - basic............................         $3.03         $2.61        $2.44
   Net income - diluted..........................          2.99          2.58         2.38
   Cash dividends declared.......................          1.22          1.10         0.98


Meridian acquisition
On April 9, 1996, the Corporation acquired Meridian Bancorp, Inc. ("Meridian"), a Pennsylvania bank holding company with $15.2 billion in assets and $12.1 billion in deposits. The Corporation issued approximately 81.1 million shares of common stock to shareholders of Meridian based on an exchange ratio of 1.225 shares of the Corporation's common stock for each share of Meridian common stock. On February 23, 1996, Meridian acquired United Counties Bancorporation ("United Counties"), a New Jersey bank holding company with $1.6 billion in assets in a transaction accounted for as a pooling of interests. Accordingly, the consolidated accounts of Meridian include United Counties for all periods presented.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands, except per share amounts)

2. MERGERS AND ACQUISITIONS - continued

The Meridian acquisition was accounted for under the pooling of interests method of accounting; accordingly, the consolidated financial statements include the consolidated accounts of Meridian for all periods presented. Financial information on a separate company basis for the year ended December 31, 1995 for the Corporation and Meridian (including United Counties) was as follows (in millions, except per share):

                                                                    1995
                                                        ---------------------------
                                                            The          (Unaudited)
                                                        Corporation       Meridian
                                                        ------------     ----------
Net interest income...............................       $ 1,488,534     $  678,391
Provision for losses on loans.....................           105,000         38,877
Non-interest income...............................           605,666        276,556
Non-financial expenses............................         1,274,398        612,695
Provision for income taxes........................           262,565        101,372
Net income........................................           452,237        202,003
Per common share:
   Net income - basic.............................              3.22           3.03
   Net income - diluted...........................              3.19           2.98
   Cash dividends declared........................              1.44           1.45


The restated consolidated statement of income for 1995 reflects a conforming accounting adjustment for Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). The Corporation elected to recognize immediately the January 1, 1992 transitional liability of $128,706 pre-tax, $84,946 after-tax, as the cumulative effect of a change in accounting principle in the first quarter of 1992. Meridian adopted FAS 106 on January 1, 1993, the date required under that statement. As permitted by FAS 106, Meridian elected to amortize its liability over 20 years. As permitted under pooling of interests accounting, the restated financial information is prepared as if Meridian adopted FAS 106 effective January 1, 1992 and immediately recognized the $28,827, $18,738 after-tax, transitional liability. Restated salaries, wages and benefits have been adjusted accordingly.


3.   FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the balance sheet, for which it is practicable to estimate that value. FAS 107 defines a financial instrument as cash, evidence of ownership interest in an entity, or a contractual obligation or right that will be settled with another financial instrument.

In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through those techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

3.  FAIR VALUES OF FINANCIAL INSTRUMENTS - continued

The following table summarizes the carrying amount and fair value estimates of financial instruments at December 31, 1997 and 1996.


                                                                               1997                              1996
                                                                    -----------------------------    -----------------------------
                                                                      Carrying                         Carrying
                                                                     or Notional         Fair        or Notional          Fair
                                                                        Amount          Value           Amount           Value
                                                                    ------------     ------------    ------------     ------------
Assets:
Cash and short-term assets....................................      $  6,993,544     $  6,993,544    $  6,415,135     $  6,415,135
Investment securities.........................................         3,460,391        3,457,073       4,083,224        4,086,409
Trading account assets........................................           495,472          495,472         122,317          122,317
Net loans, excluding leases...................................        32,822,537       33,136,437      30,388,757       30,391,968
Loans held for sale...........................................           841,318          841,318         445,735          445,735


Liabilities:
Demand and savings deposits...................................        22,160,650       22,160,650      22,629,513       22,629,513
Time deposits, including overseas branches and subsidiaries...        12,027,240       12,226,204      11,097,643       11,321,471
Short-term borrowings.........................................         4,323,319        4,323,319       2,633,157        2,633,157
Long-term debt................................................         4,454,236        4,480,927       3,049,297        3,059,173

Off-balance sheet asset (liability):
Letters of credit.............................................         3,291,983          (32,920)      2,893,214          (28,931)
Commitments to extend credit..................................        23,875,236          (28,581)     19,569,566          (21,204)
Mortgage loans sold and loan servicing
    acquired with recourse....................................           299,322           (8,559)        361,410           (9,637)
Derivative financial instruments..............................        22,896,165          147,582      20,173,225           96,629


Fair value estimates, methods, and assumptions for the Corporation's financial instruments are set forth below:

Cash and due from banks and short-term instruments The carrying amounts reported in the balance sheet for cash and due from banks and short-term instruments approximate their fair values. Short-term instruments include: time deposits; Federal funds sold; and securities purchased under agreements to resell, all of which generally have original maturities of less than 90 days.

Investment securities Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Trading account assets Fair values for the Corporation's trading account assets, which also are the amounts recognized in the balance sheet, are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or are derived from pricing models or formulas using discounted cash flows.

Loans Fair values are estimated for loans in groups with similar financial and risk characteristics. Loans are segregated by type including: commercial and industrial; commercial real estate; residential real estate; credit card and other consumer; financial institutions; factoring receivables; and foreign. Each loan type is further segmented into fixed and variable rate interest terms and by performing and non-performing categories in order to estimate fair values.

The fair value of fixed-rate performing loans is calculated by discounting scheduled principal and interest cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan type at December 31, 1997 and 1996. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan type, modified by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by referring to secondary market source pricing.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

3.  FAIR VALUES OF FINANCIAL INSTRUMENTS - continued

For credit card loans, cash flows and maturities are estimated based on contractual interest rates and historical experience and are discounted using secondary market rates adjusted for differences in servicing and credit costs. This estimate does not include the benefit that relates to cash flows which could generate from new loans to existing cardholders over the remaining life of the portfolio.

For variable rate loans that reprice frequently and which have experienced no significant change in credit risk, fair values are based on carrying amounts.

Fair value for non-performing loans is based on discounting estimated cash flows using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding cash flows and discount rates are determined using available market information and specific borrower information.

Deposit liabilities The fair values disclosed for demand deposits (non-interest bearing checking accounts, NOW accounts, savings accounts, and money market accounts) are, by FAS 107 definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates offered on certificates at December 31, 1997 and 1996, respectively, to an estimate of aggregate expected maturities for those certificates of deposit.

The estimated fair values do not include the benefit that results from funding provided by core deposit liabilities as compared to the cost of borrowing funds in the financial markets.

Short-term funds borrowed The carrying amounts of Federal funds purchased, securities sold under agreements to repurchase, commercial paper and other short-term borrowings approximate their fair values.

Long-term debt The fair values for long-term debt are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using discounted cash flow analyses based on the Corporation's borrowing rates at December 31, 1997 and 1996 for comparable types of borrowing arrangements.

Off-balance sheet derivative financial instruments and commitments Fair values for the Corporation's futures, forwards, interest rate swaps, options, interest rate caps and floors, foreign exchange contracts, tender option bonds and Treasury float contracts are based on quoted market prices (futures); current settlement values (forwards); quoted market prices of comparable instruments (foreign currency exchange contracts); or, if there are no directly comparable instruments, on pricing models or formulas using current assumptions (interest rate swaps, interest rate caps and floors, tender option bonds, Treasury float contracts and options). The fair value of commitments to extend credit, other than credit card lines, is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The value of commitments to extend credit under credit card lines is embodied in the benefit that relates to estimated cash flows from new loans expected to be generated from existing cardholders over the remaining life of the portfolio.

The fair value of standby and commercial letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate the agreements or otherwise settle the obligations with the counterparties.


4.  LOAN PORTFOLIO

The following are summaries of certain loan categories, net of unearned discounts, for the two years ended December 31, 1997 (in thousands):


                                                  1997            1996
                                              -------------   ------------
Domestic loans:
  Commercial, industrial and other.........     $15,949,264   $ 13,906,646
  Real estate loans:
    Construction and development...........         651,064        554,924
    Residential............................       3,915,702      4,073,272
    Other, primarily commercial mortgages
      and commercial loans secured by
      owner-occupied real estate...........       4,284,281      4,541,697
                                              -------------   ------------
        Total real estate loans............       8,851,047      9,169,893
                                              -------------   ------------
  Consumer loans:
    Installment............................       2,973,719      3,027,943
    Credit card............................       1,205,932      1,674,921
                                              -------------   ------------
        Total consumer loans...............       4,179,651      4,702,864
                                              -------------   ------------
  Financial institutions...................       1,568,015      1,153,715
  Factoring receivables....................         454,850        411,280
  Lease financing..........................       1,356,917      1,232,213
                                              -------------   ------------
         Total domestic loans..............      32,359,744     30,576,611
                                              -------------   ------------
Foreign loans:
 Loans to or guaranteed by foreign
    banks..................................       1,864,883      1,369,015
  Commercial and industrial................         587,071        385,426
  Loans to other financial institutions....           2,188            245
                                              -------------   ------------
        Total foreign loans................       2,454,142      1,754,686
                                              -------------   ------------
              Total loans..................     $34,813,886   $ 32,331,297
                                                ===========   ============

The following represents the Corporation's non-accrual loans, renegotiated loans and other real estate owned for the two years ended December 31, 1997 (in thousands):

                                                           1997             1996
                                                       ----------       ---------
Non-accrual loans
Domestic........................................         $253,909        $220,770
Foreign.........................................                -               -
                                                       ----------       ---------
     Total non-accrual loans....................          253,909         220,770
                                                       ----------       ---------
Renegotiated loans (a)..........................               10              18
                                                       ----------       ---------
     Total non-performing loans.................          253,919         220,788
                                                       ----------       ---------
Other real estate owned (OREO)..................           14,342          24,175
                                                       ----------       ---------
Total non-performing assets.....................         $268,261        $244,963
                                                       ==========       =========

Non-performing assets as a
  percentage of loans plus OREO.................             0.77%           0.76%
                                                             ====            ====

Non-performing assets as a
  percentage of total assets....................             0.55%           0.54%
                                                             ====            ====

-------------------
(a) There were no foreign renegotiated loans in any periods presented.




The Corporation has traditionally maintained limits on industry, country and borrower concentrations as a way to diversify and manage credit risk. The Corporation manages industry concentrations by applying limits to a family of industries that have common risk characteristics.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

4.  LOAN PORTFOLIO - continued

At December 31, 1997 and 1996, the Corporation had loans totaling $125,224 and $110,948, respectively, to its officers, directors and companies in which the directors had a 10% or more voting interest. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectability. The 1997 additions and reductions were $373,282 and $359,006, respectively.

Included in other assets at December 31, 1997 and 1996 were $841,000 and $446,000, respectively, of loans held for sale and carried at lower of cost or market.

The book value of real estate loans transferred to other real estate owned during 1997, 1996 and 1995 was $8,563, $19,536, and $29,337, respectively.

The following presents information on derivative financial instruments used to manage interest rate risk associated with loans:

                                                        1997                    1996
                                                    ------------           ------------
At December 31,
   Notional value.........................           $6,283,000             $ 9,118,000
   Unrealized gains.......................               71,000                  64,000
   Unrealized losses......................                6,000                  19,000
Effect on loan yield for the
years ended December 31,
   From...................................                 8.78%                  8.92%
   To.....................................                 8.89                   9.03


CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

5.  INVESTMENT SECURITIES

The carrying and fair values of investment securities at December 31, 1997 and 1996 were as follows:

                                                                           Gross             Gross
                                                        Amortized        Unrealized        Unrealized          Fair
                                                           Cost            Gains            Losses             Value
                                                       -----------      -----------      -----------        -----------
1997
----
Held-to-Maturity
----------------
U.S. Treasury and
    Government agencies........................        $   379,968          $ 3,076         $    793        $   382,251
State and municipal............................            292,119            8,247              194            300,172
Mortgage-backed................................            156,047              175              499            155,723
Other:
    Domestic...................................            473,738              146           13,476            460,408
    Foreign....................................             49,265                -                -             49,265
                                                       -----------          -------         --------        -----------
       Total held-to-maturity..................        $ 1,351,137          $11,644         $ 14,962        $ 1,347,819
                                                       ===========          =======         ========        ===========
Available-for-Sale
------------------
U.S. Treasury and
    Government agencies........................        $ 1,149,771          $ 5,286         $    751        $ 1,154,306
State and municipal............................             43,279              493               90             43,682
Mortgage-backed................................            439,653            4,098            2,072            441,679
Other:
    Domestic...................................            347,556           10,024              394            357,186
    Foreign....................................             80,197           32,886              682            112,401
                                                       -----------          -------         --------        -----------
       Total available-for-sale................        $ 2,060,456          $52,787         $  3,989        $ 2,109,254
                                                       ===========          =======         ========        ===========
1996
----
Held-to-Maturity
----------------
U.S. Treasury and
    Government agencies........................        $   362,736          $ 3,501         $    815        $   365,422
State and municipal............................            366,012            8,548               95            374,465
Mortgage-backed................................            463,796               52            1,023            462,825
Other:
    Domestic...................................            442,082              340            7,529            434,893
     Foreign...................................             54,432              224               18             54,638
                                                       -----------          -------         --------        -----------
       Total held-to-maturity..................        $ 1,689,058          $12,665         $  9,480        $ 1,692,243
                                                       ===========          =======         ========        ===========
Available-for-Sale
------------------
U.S. Treasury and
    Government agencies........................        $ 1,512,966          $ 9,207         $  1,061        $ 1,521,112
State and municipal............................             59,864              468              335             59,997
Mortgage-backed................................            505,527            4,494            4,854            505,167
Other:
    Domestic...................................            186,029           14,096              939            199,186
    Foreign....................................             87,741           20,974               11            108,704
                                                       -----------          -------         --------        -----------
       Total available-for-sale................        $ 2,352,127          $49,239         $  7,200        $ 2,394,166
                                                       ===========          =======         ========        ===========


On November 15, 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", which permitted an enterprise to reassess the appropriateness of the classification of all investment securities held between November 15, 1995 and December 31, 1995. Based on its reassessment, the Corporation reclassified $1,726,739 in investment securities previously classified as held-to-maturity to the available-for-sale category. Unrealized gains on transferred investments were $12,160, unrealized losses were $8,340, and the fair value was $1,730,559.

Marketable equity securities are carried in the available-for-sale portfolio and have been written up by $42,052 at December 31, 1997 and $34,808 at December 31, 1996, the aggregate of their excess fair values over cost, through after-tax credits to retained earnings. The Corporation recorded pre-tax gains of $23,668 in 1997, $13,210 in 1996, and $ 7,654 in 1995 on sales of certain domestic equity securities. During 1997 and 1996, the Corporation recorded pre-tax gains of $4,939 and $28,656, on the exchange of certain domestic equity securities. During 1997, 1996 and 1995, the Corporation recorded pre-tax gains of $559, $18,924, and $939 on sales of foreign equity securities.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

5.  INVESTMENT SECURITIES - continued


At December 31, 1997 and 1996, there were no investments in securities of any single, non-Federal issuer in excess of 10% of shareholders' equity.

Securities with a carrying value of $1,998,066 were pledged at December 31, 1997 to secure public deposits, trust deposits, and for certain other purposes as required by law.

The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

                                                        Amortized          Fair
                                                           Cost            Value
                                                       -----------      -----------
Held-to-Maturity
----------------
Due in one year or less........................        $   245,009      $   245,032
Due after one year through five years..........            315,218          318,726
Due after five years through ten years.........            170,726          174,986
Due after ten years............................            167,196          169,758
Mortgage-backed securities.....................            156,047          155,723
                                                       -----------      -----------
                                                       $ 1,054,196      $ 1,064,225
                                                       ===========      ===========
Available-for-Sale
------------------
Due in one year or less........................        $   736,623      $   737,858
Due after one year through five years..........            565,386          569,185
Due after five years through ten years.........             63,362           63,653
Due after ten years............................             97,075           97,321
Mortgage-backed securities.....................            439,653          441,679
                                                       -----------      -----------
                                                       $ 1,902,099      $ 1,909,696
                                                       ===========      ===========

Proceeds from sales of investments in debt securities during 1997, 1996, and 1995 were $63,587, $1,411,398, and $560,022, respectively. Gross gains of $2,710 in 1997, $4,100 in 1996, and $11,180 in 1995, and gross losses of $422 in 1997,
$5,378 in 1996, and $1,894 in 1995, were realized on those sales.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

6.  REGULATORY AND CAPITAL MATTERS

The Corporation and its subsidiaries are subject to the regulations of certain Federal and state agencies including minimum risk-based and leverage capital guidelines issued by the Federal Reserve Board and Comptroller of the Currency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

At December 31, 1997, management believes that the Corporation and its principal bank subsidiary, CBNA, meet all capital adequacy requirements to which they are subject. The following table illustrates the Corporation's and CBNA's risk-based and leverage capital ratios at December 31, 1997 and 1996:

                                                                                           Per Regulatory Guidelines
                                                                            -----------------------------------------------------
                                                         Actual                     Minimum                 "Well-Capitalized"
                                                ---------------------       ---------------------       -------------------------
                                                   Amount      Ratio          Amount       Ratio            Amount         Ratio
                                                ----------    -------       ----------    -------       ----------        -------
December 31, 1997
Tier 1 capital (a):
    Consolidated..........................      $3,756,680      8.48%       $1,771,948       4%         $2,657,922           6%
    CBNA..................................       2,901,577      6.82         1,700,741       4           2,551,111           6
Total capital (b):
    Consolidated..........................       5,306,410     11.98         3,543,897       8           4,429,871          10
    CBNA..................................       4,617,721     10.86         3,401,481       8           4,251,852          10
Tier 1 leverage ratio:
    Consolidated..........................       3,756,680      7.97         1,414,618       3           2,357,697           5
    CBNA..................................       2,901,577      6.50         1,340,100       3           2,233,499           5

December 31, 1996
Tier 1 capital (a):
    Consolidated..........................      $3,725,318      9.45%       $1,576,914       4%         $2,365,372           6%
    CBNA..................................       3,270,045      8.90         1,471,992       4           2,207,987           6
Total capital (b):
    Consolidated..........................       5,215,789     13.23         3,153,829       8           3,942,286          10
    CBNA..................................       4,206,434     11.43         2,943,983       8           3,679,979          10
Tier 1 leverage ratio:
    Consolidated..........................       3,725,318      8.46         1,321,090       3           2,201,817           5
    CBNA..................................       3,270,045      7.80         1,257,745       3           2,096,241           5

--------------------
(a) Consists primarily of common shareholders' equity and Trust Capital Securities, less goodwill and certain intangible assets.
(b) Consists of Tier 1 capital plus qualifying subordinated debt and the allowance for loan losses, within permitted limits.


The primary source of funds for cash dividend payments by the Corporation to its shareholders is dividends received from its banking subsidiaries. The approval of the Comptroller of the Currency is required for a nationally chartered bank to pay dividends if the total of all dividends declared in any calendar year exceeds the bank's net profits (as defined by national banking regulations) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, CBNA can declare dividends without approval of the Comptroller of the Currency of approximately $32,000 plus an additional amount equal to CBNA's retained net profits for 1998 up to the date of any such dividend declaration. Due to the special provision for losses on credit card outstandings recorded in the fourth quarter of 1997, CBD is unable to pay dividends without prior approval of the Comptroller of the Currency.

The Federal Reserve Act requires that extensions of credit by CBNA to certain affiliates, including the Corporation, be secured by specified amounts and types of collateral, that extensions of credit to any such affiliate generally be limited to 10% of capital and surplus (as defined in that Act) and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

The Corporation's banking subsidiaries are required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the years ended December 31, 1997 and 1996 were approximately $211,000 and $257,000, respectively.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)


7.   ALLOWANCE FOR LOAN LOSSES

The following represents an analysis of changes in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995:


                                                               1997                1996              1995
                                                            ----------          ---------         ----------
Balance at beginning of period.....................         $  710,327          $ 670,265         $  681,124
Provision charged to operating expense.............            263,000            228,767            144,002
Recoveries of loans previously charged off.........             84,301             92,985             85,226
Loan charge-offs...................................           (321,196)          (281,690)          (240,087)
Allowance for loans designated as held for sale....           (102,000)                 -                  -
                                                            ----------          ---------         ----------
Balance at end of period...........................         $  634,432          $ 710,327         $  670,265
                                                            ==========          =========         ==========

The following presents information on loans that are considered impaired under FAS 114:


At December 31,                                                1997                1996              1995
                                                            ----------          ---------         ----------
Recorded investment in impaired loans..............         $183,978            $183,330
Impaired loans against which a portion
    of the allowance for loan losses is
    specifically allocated.........................          130,614              74,609
Amount of allowance for loan losses
    specifically allocated to impaired loans.......           46,436              15,105
For the years ended December 31,
Average recorded investment in impaired
    loans..........................................          173,375             197,854           $257,746
Interest income recognized on impaired
    loans..........................................           15,075               8,977             14,354


8.   PREMISES AND EQUIPMENT

Premises and equipment on the consolidated balance sheet is presented net of accumulated depreciation and amortization of $536,137 and $667,412 at December 31, 1997 and 1996, respectively. Depreciation and amortization of premises and equipment for the years ended December 31, 1997, 1996, and 1995, was $87,606, $95,897, and $98,033, respectively.


9.   OPERATING LEASES

Rental expense, reduced by sublease rental income, charged to operations was $89,300, $90,982 and $85,419 for 1997, 1996 and 1995, respectively.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)


10.   DEPOSITS

The following presents a breakdown of deposits at December 31, 1997 and 1996:

                                                            1997                 1996
                                                        ------------         ------------
Domestic:
    Non-interest bearing checking..............         $  9,252,376         $  9,330,445
    Savings, NOW and money
       market accounts.........................           12,908,274           13,299,068
    Time deposits..............................           10,582,718            9,687,887
                                                        ------------         ------------
       Total domestic deposits.................           32,743,368           32,317,400
Overseas branches and subsidiaries.............            1,444,522            1,409,756
                                                        ------------         ------------
       Total deposits..........................          $34,187,890         $ 33,727,156
                                                         ===========         ============

Domestic time deposits in denominations of $100 or more at December 31, 1997, 1996, and 1995 were:

                                                             1997            1996           1995
                                                        -----------       -----------    -----------
Commercial certificates of deposit.............          $2,489,415       $   754,437    $   695,970
Other domestic time deposits,
    principally savings certificates...........             608,968           613,126        501,058
                                                        -----------       -----------    -----------
               Total...........................          $3,098,383       $ 1,367,563    $ 1,197,028
                                                         ==========       ===========    ===========

Interest expense on domestic time deposits in denominations of $100 or more for the years ended December 31, 1997, 1996, and 1995 was:

                                                             1997           1996             1995
                                                         ---------         -------        --------
Interest expense:
    Commercial certificates of deposit.........          $  98,669         $30,857        $ 36,520
    Other domestic time deposits, principally
           savings certificates................             31,294          25,451          30,057
                                                         ---------         -------        --------
               Total...........................           $129,963         $56,308        $ 66,577
                                                          ========         =======        ========

Substantially all of the deposits of overseas branches and subsidiaries were time deposits in denominations of $100 or more for each of the three years presented.

The following presents information on derivative financial instruments used to manage interest rate risk associated with deposits:

                                                              1997                 1996
                                                           ----------           -----------
At December 31,
    Notional value.............................            $3,789,000           $ 5,314,000
    Unrealized gains...........................                30,000                50,000
    Unrealized losses..........................                 6,000                16,000
Effect on deposit interest expense for the
  year ended December 31,
    From.......................................                  3.68%                 3.62%
    To.........................................                  3.60                  3.49

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

11.   SHORT-TERM FUNDS BORROWED

Short-term funds borrowed at December 31, 1997, 1996 and 1995 include the following:

                                                                                                                  Weighted
                                                                                  Maximum         Average          Average
                                                                Balance         outstanding     outstanding       interest
                                                               at end of          during           during        rate during
                                                                  year             year(e)          year            year(f)
                                                              -----------        ----------     -----------      -----------
1997
----
Federal funds purchased (a)..........................         $ 1,422,208        $1,550,412     $   860,000           5.84%
Securities sold under agreements to repurchase (b)...             571,804           767,480         627,000           4.86
Commercial paper (c).................................             865,835         1,147,909         914,000           5.61
Other short-term funds borrowed (d)..................           1,463,472         1,507,363       1,013,000           5.71
                                                              -----------                       -----------
     Total short-term funds borrowed ................         $ 4,323,319                       $ 3,414,000           5.56
                                                              ===========                       ===========

1996
----
Federal funds purchased (a)..........................         $   532,334        $1,977,950     $   873,000           5.54%
Securities sold under agreements to repurchase (b)...             656,397           836,722         749,000           4.52
Commercial paper (c).................................             675,181         1,106,078         962,000           5.44
Other short-term funds borrowed (d)..................             769,245           842,410         374,000           4.96
                                                              -----------                       -----------
     Total short-term funds borrowed ................         $ 2,633,157                       $ 2,958,000           5.18
                                                              ===========                       ===========

1995
----
Federal funds purchased (a)..........................         $ 1,129,432        $2,060,375     $ 1,432,000           6.02%
Securities sold under agreements to repurchase (b)...             812,281           863,937         771,000           5.03
Commercial paper (c).................................           1,255,656         1,388,927       1,051,000           5.94
Other short-term funds borrowed (d)..................             479,644         1,005,699         498,000           5.33
                                                              -----------                       -----------
     Total short-term funds borrowed ................         $ 3,677,013                       $ 3,752,000           5.71
                                                              ===========                       ===========

(a) Federal funds purchased generally represent the overnight Federal funds transactions of banking subsidiaries with correspondent banks.

(b) Securities sold under agreements to repurchase usually mature within one to thirty days or are due on demand.

(c) Commercial paper issued by CSCC is used to finance the short-term borrowing requirements of certain banking-related activities. Commercial paper is issued with maturities of not more than nine months and there are no provisions for extension, renewal or automatic rollover.

     At December 31, 1997, the Corporation had a $700,000 revolving credit facility from unaffiliated banks. The facility was established in support of commercial paper borrowings, Medium Term Note (see Note 12) issuance and general corporate purposes. Unless extended by the Corporation in accordance with the terms of the facility agreement, the facility expires February 2000. There were no borrowings under this facility at December 31, 1997. The interest rate charged for usage of these lines varies with money market conditions.

(d) Other short-term funds borrowed include term Federal funds purchased, short-term Bank Notes and demand notes payable to the U.S. Treasury.

(e)  Represents the maximum amount outstanding at any month end during the year.

(f) The weighted average interest rate is calculated primarily on a daily average of short-term funds borrowed.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

12.    LONG-TERM DEBT

Long-term debt at December 31, 1997 and 1996 includes the following:

                                                                  1997            1996
                                                              -----------      -----------
CoreStates Financial Corp:
6 5/8% Notes due 2000 (a)..............................       $   150,000      $   150,000
7 7/8% Subordinated Notes due 2002 (b).................           100,000          100,000
8 5/8% Mortgages due 2001..............................             5,963            6,603
Unamortized Discounts..................................              (221)            (271)
                                                              -----------      -----------
                                                                  255,742          256,332
                                                              -----------      -----------
CSCC:
6 3/4% Guaranteed Subordinated
  Notes due 2006 (c)...................................           200,000          200,000
5 7/8% Guaranteed Subordinated
  Notes due 2003 (c)...................................           200,000          200,000
6 5/8% Guaranteed Subordinated
  Notes due 2005 (c)...................................           175,000          175,000
9 5/8% Guaranteed Subordinated
  Notes due 2001 (c)...................................           150,000          150,000
9 3/8% Guaranteed Subordinated
  Notes due 2003 (c)...................................           100,000          100,000
Medium Term Notes (d)..................................         1,641,000        1,509,000
Unamortized Discounts..................................            (4,003)          (4,990)
                                                              -----------      -----------
                                                                2,461,997        2,329,010
                                                              -----------      -----------
Trust Capital Securities:
8% Trust Capital Securities due 2026 (e)...............           300,000          300,000
Libor + .57% Trust Capital Securities due 2027 (f).....           300,000                -
Libor + .65% Trust Capital Securities due 2027 (f).....           150,000                -
Unamortized Discounts..................................            (5,872)          (6,491)
                                                              -----------      -----------
                                                                  744,128          293,509
                                                              -----------      -----------
Other subsidiaries:`
Libor + .05% Eurodollar Notes due 2002 (g).............           500,000                -
Bank Note Program (h)..................................           232,130                -
6 5/8% Subordinated Notes due 2003 (i).................           150,000          150,000
Federal Home Loan Bank Borrowings (j)..................           100,000            2,888
Various other..........................................            12,488           18,175
Unamortized Discounts..................................            (2,249)            (617)
                                                              -----------      -----------
                                                                  992,369          170,446
                                                              -----------      -----------
Total long-term debt (k)...............................        $4,454,236       $3,049,297
                                                              ===========      ===========

  (a) The Notes are unsecured and senior in right of payment to all subordinated indebtedness of the Corporation. The Notes are not redeemable by the Corporation or the holders prior to the maturity date and are not entitled to the benefit of any sinking fund.

  (b) The Notes are unsecured and subordinate in right of payment to all present and future senior indebtedness of the Corporation. The Notes are not redeemable by the Corporation or the holders prior to the maturity date and are not entitled to the benefit of any sinking fund.

  (c) The Notes are not subject to redemption prior to maturity and are unconditionally guaranteed, on a subordinated basis, as to payment of principal and interest by the Corporation. The Notes are subordinated to all existing and future senior CSCC indebtedness and the guarantee is subordinated to all outstanding senior Corporation indebtedness.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

12.  LONG-TERM DEBT - continued

(d) CSCC can issue Medium Term Notes (Senior and Subordinated) with maturities of nine months or greater from date of issue. The interest rate or interest rate formula on each Note is established by CSCC at the time of issuance. The Senior Notes are unconditionally guaranteed as to payment of principal and interest by the Corporation. The Subordinated Notes are unconditionally guaranteed, on a subordinated basis, as to payment of principal and interest by the Corporation. The Subordinated Notes are subordinated to all existing and future senior CSCC indebtedness and the guarantee is subordinated to all existing and future senior Corporation indebtedness. At December 31, 1997, $1,641,000 of debt is outstanding with maturities up to five years. Interest rates are predominately variable.

      Under an existing shelf registration statement filed with the Securities and Exchange Commission, the Corporation had debt and capital securities that were registered but unissued of approximately $579,000 at December 31, 1997.

(e) The Trust Capital Securities evidence a preferred ownership interest in a trust, of which 100% of the common equity is owned by CBNA. The Trust Capital Securities are unconditionally guaranteed by CBNA. The proceeds from issuance of the Trust Capital Securities are invested in 8% Junior Subordinated Deferrable Interest Debentures of CBNA due 2026. These Subordinated Debt Securities have provisions enabling certain actions such as redemption or the deferment of the semiannual payments of interest, which will impact the Trust Capital Securities. CBNA may redeem the Subordinated Debt Securities in whole or in part, on or after December 15, 2006. In addition, Subordinated Debt Securities may be redeemed by CBNA at any time upon the occurrence of certain events. In the event of such a redemption of the Subordinated Debt Securities, the proceeds of such payment or repayment shall concurrently be applied to redeem the Trust Capital Securities.

(f) The Trust Capital Securities evidence a preferred ownership interest in a trust, of which 100% of the common equity is owned by CBNA. The Trust Capital Securities are unconditionally guaranteed by CBNA. The proceeds from issuance of the Trust Capital Securities are invested in Floating Rate Junior Subordinated Deferrable Interest Debentures of CBNA due 2027. These Subordinated Debt Securities have provisions enabling certain actions such as redemption or the deferment of the semiannual payments of interest, which will impact the Trust Capital Securities. CBNA may redeem the Subordinated Debt Securities in whole or in part, on or after February 15, 2007 and January 15, 2007 for the $300,000 and $150,000 Trust Capital Securities, respectively. In addition, Subordinated Debt Securities may be redeemed by CBNA at any time upon the occurrence of certain events. In the event of such a redemption of the Subordinated Debt Securities, the proceeds of such payment or repayment shall concurrently be applied to redeem the Trust Capital Securities.

(g) On October 3, 1997, CSCC and CBNA applied to list up to $4.0 billion of debt securities ("the Programme") on the Luxembourg Stock Exchange. Under this Programme, CSCC and CBNA may each issue up to $2.0 billion of debt securities ("the Notes") with maturities from 30 days to 30 years. The Notes are direct, unconditional and unsecured general obligations of the relevant issuer. On October 29, 1997, CBNA issued $500 million 5 year floating rate notes under the Programme.

(h) On November 7, 1997, CBNA and CBD established a $3.0 billion Senior and Subordinated Bank Note program ("the Bank Note Program") which accommodates subordinated debt issuance with maturities up to 30 years. In the fourth quarter of 1997, CBNA issued $232 million in senior notes with maturities ranging from one to two years.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

12.  LONG-TERM DEBT - continued


(i) The Notes were issued by CBNA and are unsecured and subordinate to the claims of depositors and other creditors. The Notes are not redeemable by CBNA or the holders prior to the maturity date and are not entitled to the benefit of any sinking fund.

(j) The borrowing matured in January 1998 and carries a fixed interest rate of 5.63%. These borrowings require membership in the Federal Home Loan Bank of Pittsburgh and the maintenance of available collateral with a fair value which approximates the total amount of the outstanding debt.

 (k) The consolidated aggregate maturities for long-term debt for the years ending December 31, 1998 through 2002 are: $758,417; $831,982; $390,590;
      $298,477, and $599,782, respectively.


The following presents information on derivative financial instruments used to manage interest rate risk associated with long-term debt:


                                                             1997                  1996
                                                          ----------            -----------
At December 31,
    Notional value.............................           $1,531,000            $ 1,019,000
    Unrealized gains...........................               34,000                 16,000
    Unrealized losses..........................                7,000                 13,000
Effect on long-term debt cost for
   the years ended December 31,
    From.......................................                 6.64%                  6.53%
    To.........................................                 6.50                   6.38


CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

13.  RETIREMENT AND BENEFIT PLANS

The fair value of the assets in the Corporation's defined benefit pension plans exceeded the projected benefit obligation by $126,512 at December 31, 1997, based on current and estimated future salary levels. The excess of the fair value of plan assets is reconciled to the accrued pension cost included in other liabilities as follows:


                                                                                December 31,
                                                                       ----------------------------
                                                                          1997               1996
                                                                       ----------         ---------
Plan assets at fair value(a).................................          $1,046,610         $ 902,947
                                                                       ----------         ---------
   Present value of benefit obligation:
   Accumulated benefits based on salaries to date, including
     vested benefits of $753,667 in 1997 and $667,536
     in 1996.................................................             776,522           688,102
   Additional benefits based on estimated future salary levels            143,576           157,687
                                                                      -----------         ---------
Projected benefit obligation.................................             920,098           845,789
                                                                      -----------         ---------
Amount the fair value of plan assets exceeds
   the projected benefit obligation at December 31,..........             126,512            57,158
Reconciliation:
   Unrecognized prior service cost...........................              15,278            30,770
   Unrecognized net asset from date of initial application...             (13,685)          (20,016)
   Net deferred actuarial gain...............................            (156,939)          (91,835)
                                                                       ----------          --------
Accrued pension expense included in other liabilities                  $  (28,834)         $(23,923)
                                                                       ==========          ========

---------------
(a) Primarily U.S. Government securities, U.S. agency securities, fixed income securities, common stock, and commingled funds managed by subsidiary banks.

Net pension cost for the years ended December 31, 1997, 1996 and 1995 included the following expense (income) components:


                                                                       1997              1996            1995
                                                                    ----------        ----------       ---------
Service cost benefits earned during the period..............        $   20,963        $   29,020       $  24,492
Interest cost on projected benefit obligation...............            63,290            60,793          54,497
Actual return on plan assets................................          (183,388)         (121,868)       (162,143)
Net amortization and deferral...............................           105,847            53,887          96,484
                                                                    ----------        ----------       ---------
     Net pension cost.......................................        $    6,712        $   21,832       $  13,330
                                                                    ==========        ==========       =========

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation for the Corporation was 7.25% and 7.5%, respectively, at December 31, 1997 and 1996. The rate of increase on future compensation levels was 5.0% in both 1997 and 1996. The expected long-term rate of return on plan assets was 9.0% in 1997, 8.5% in 1996, and 7.5%
- 9.5% in 1995.

The Corporation sponsors a 401(k) savings plan for substantially all its employees whereby the Corporation may make matching contributions equal to a percentage of the contribution made by participants. Contribution expense related to the savings plan for the employer's match was $20,964 in 1997, $18,955 in 1996, and $18,192 in 1995.

The ESOP is a leveraged plan funded through a direct loan from the Corporation. The ESOP has acquired a total of 2,515,000 shares of common stock for distribution to eligible employees ratably over a 20 year period. Compensation cost has been recognized based on the fair market value of the shares committed to be released to employees. Total compensation cost recognized was $5,378 in 1996 and $3,600 in 1995. Dividends on allocated shares are paid to participants and are charged to retained earnings. Dividends on unallocated shares are used by the ESOP to reduce its loan. Effective January 1, 1997 the ESOP was combined with the Corporation's 401(k) savings plan and expense related to the ESOP of $7,269 for 1997 was included in the 401(k) savings plan employer's match.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

13.  RETIREMENT AND BENEFIT PLANS - continued

The Corporation and its subsidiaries provide postretirement health care and life insurance benefits for substantially all retired employees. Postretirement benefits are provided through an insurance company whose premiums are based on the benefits paid during the year. The postretirement health care plan is contributory, with retiree contributions based on years of service.

The liability for postretirement benefits included in other liabilities at December 31, 1997 and 1996 was as follows:


                                                                                    1997               1996
                                                                                 ----------         ----------
Accumulated postretirement benefit obligation:
   Retirees.............................................................         $ (56,396)         $ (68,702)
   Fully eligible active plan participants..............................            (2,597)            (1,827)
   Other active plan participants.......................................           (42,211)           (29,748)
                                                                                 ---------          ---------
Accumulated postretirement benefit obligation...........................          (101,204)          (100,277)
Plan assets at fair value (a)...........................................            62,553             52,591
                                                                                 ---------          ---------
Unfunded obligation at December 31,.....................................           (38,651)           (47,686)
Unrecognized prior service cost.........................................           (43,433)           (45,239)
Unrecognized net gain...................................................           (45,984)           (51,157)
                                                                                 ---------          ---------
Accrued postretirement benefit obligation included in other liabilities          $(128,068)         $(144,082)
                                                                                 =========          =========

------------------
(a)  Primarily municipal bonds and short-term investments.

Net periodic postretirement benefit cost for the years ended December 31, 1997, 1996 and 1995 included the following expense (income) components:


                                                                      1997             1996               1995
                                                                     -------         -------            -------
Service cost benefits earned during the period............           $ 2,482         $ 2,769            $ 3,044
Interest cost on accumulated postretirement
    benefit obligation....................................             7,103           7,947             11,932
Actual return on plan assets..............................            (1,770)         (1,527)            (1,107)
Net amortization and deferral.............................            (7,223)         (6,069)            (1,436)
                                                                     -------         -------            -------
Net periodic postretirement benefit cost..................           $   592         $ 3,120            $12,433
                                                                     =======         =======            =======

For measurement purposes, the rate of increase in the per capita cost of covered health care benefits was assumed to be 5.5% per year and remains at that level until a predetermined benefit cap is reached. This fixed dollar cap was established as the per capita projected cost level in 1997 associated with the Corporation's indemnity medical plan. The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $4,355 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $386.

The expected long-term rate of return on plan assets was 6.0%. The weighted-average discount rate used in determining the Corporation's accumulated postretirement benefit obligation was 7.25% and 7.5%, respectively, at December 31, 1997 and 1996.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

14.  LONG-TERM INCENTIVE PLAN

The Corporation has outstanding options granted under the Corporation's long-term incentive plan (the "Plan"). As provided in the Plan, a variety of incentives can be issued to eligible participants including restricted stock awards, incentive stock options, non-qualified stock options, or stock appreciation rights. Meridian and United Counties had maintained similar plans. Options granted under those plans were assumed by the Corporation upon consummation of their respective acquisitions. The Plan provides for a maximum number of options available to be granted each year equal to 1.5% of outstanding common shares as of January 1 of that year. Options under the Plan are granted to purchase the Corporation's common shares at market value on the date of grant and are exercisable one year from the date of grant for a period not exceeding ten years from the date of grant. Stock appreciation rights may be granted in conjunction with the granting of an option.

Information on option activity for 1997 and 1996 follows:


                                                                  1997                                       1996
                                                   ---------------------------------------------------------------------------------

                                                   Shares under         Weighted-Average       Shares Under        Weighted-Average
                                                      Option             Exercise Price           Option            Exercise Price

                                                   ------------         ----------------     --------------       ------------------

Balance at beginning of year.............            5,789,064             $29.98              8,581,554             $23.86
Options granted..........................            1,634,052(a)           51.50              1,968,001 (a)          41.49
Options exercised........................           (2,201,107)             28.32             (4,519,411)             23.27
Options canceled.........................             (155,110)             50.04               (241,080)             31.84
                                                   ------------                              --------------

Balance at end of year...................            5,066,899              37.00              5,789,064              29.98
                                                     =========                                 =========

Shares exercisable.......................            3,585,769              31.00              4,405,540              25.37
                                                     =========                                 =========


(a) The fair value of options granted during 1997 and 1996 was $14.5 million and $12.6 million, respectively.

The following table summarizes information about options outstanding at December 31, 1997:



                                                 Options  Outstanding                                Options Exercisable
                           ------------------------------------------------------------        ----------------------------------
                                               Weighted-Average
       Range of               Number               Remaining           Weighted-Average           Number         Weighted-Average
   Exercise Prices         Outstanding         Contractual Life         Price Exercise         Exercisable        Exercise Price
   ---------------         -----------         ----------------        ----------------        -----------       ----------------

  $ 8.20 to $19.50             195,977               2.8 years              $15.30                195,977             $15.30
  $20.53 to $29.95           2,306,766               6.2                     27.10              2,306,766              27.10
  $37.96 to $51.50           2,564,156               8.7                     47.55              1,083,026              42.16
                            ----------                                                         ----------
  $ 8.20 to $51.50           5,066,899               7.3                     37.00              3,585,769              31.00
                            ==========                                                         ==========

The Corporation uses the intrinsic value method of accounting to measure compensation expense. If the fair value method had been used to measure compensation expense, net income would have been reduced by $9.8 million, or $0.05 per share, $7.4 million, or $0.03 per share, and $7.2 million, or $0.03 per share, to $803.4 million, or $3.91 per share, $641.8 million, or $2.91 per share, and $647.9 million, or $2.88 per share, for the years ended December 31, 1997, 1996 and 1995, respectively.

The fair value of options granted in 1997, 1996 and 1995 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions, respectively: risk-free interest rates of 5.49% to 7.80%, dividend yield of 4.0%, volatility factors of the expected market price of the Corporation's common stock of .148 to .223, and a weighted-average expected life of the options of 6 years.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

14.   LONG-TERM INCENTIVE PLAN - continued

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


15. OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS, COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are outstanding commitments and contingent liabilities which are not reflected in the financial statements. These include various financial instruments with off-balance sheet risk used in connection with the Corporation's asset and liability management, the management of interest rate risk in securities trading positions and to provide for the needs of customers. These involve varying degrees of credit, interest rate and liquidity risk, but do not represent unusual risks for the Corporation and management does not anticipate any significant losses as a result of these transactions.

Derivative Financial Instruments Held or Issued for Purposes Other Than Trading

The Corporation uses off-balance sheet derivative financial instruments, such as interest rate swaps, futures and caps, to manage interest rate risk. The Corporation's exposure to interest rate risk stems from the mismatch between the sensitivity to movements in interest rates of the Corporation's assets and liabilities and from the spread risk between the rates on those assets and liabilities and financial market rates. The use of derivatives to manage interest rate risk falls into three categories: interest sensitivity adjustments, interest rate spread protection and hedging anticipated asset sales.

Interest rate swaps and futures are generally used to lengthen the interest rate sensitivity of short-term assets and to shorten the repricing characteristics of longer term liabilities. Interest rate caps are used to manage spread risk. Interest rate caps are also used to offset the risk of upward interest rate movement on adjustable rate mortgages and other products with imbedded caps as well as to reduce the risk that interest rate spreads narrow on prime based products. Gains or losses are used to adjust the basis of the related asset or liability and interest differentials are adjustments of the related interest income or expense.

In connection with anticipated sales of longer term assets acquired through merger or generated in the loan origination process, the Corporation uses interest rate swaps, rate locks and option agreements to reduce interest rate sensitivity as the assets are readied for sale. Hedge gains or losses are used to adjust the basis of the assets held for sale.

Derivative financial instruments used in the management of interest rate risk at December 31, 1997 are summarized below (in millions):

                                                 Interest   Interest    Interest
                                                   rate       rate      rate caps      Other
                                                  swaps     futures    and floors   derivatives    Total
                                                 -------    -------    ----------   -----------   -------
Interest Sensitivity Adjustment:
     Assets (primarily loans):
             Notional amount...............      $ 4,668     $1,089      $     7                  $   5,764
             Unrealized gains..............           80          -            -                         80
             Unrealized losses.............           (6)         -            -                         (6)
     Deposits and other borrowings:
             Notional amount...............        2,829                     824         $ 50         3,703
             Unrealized gains..............           24                       6            -            30
             Unrealized losses.............           (6)                      -            -            (6)
     Long-term debt:
             Notional amount...............        1,381                                  150         1,531
             Unrealized gains..............           33                                    1            34
             Unrealized losses.............           (7)                                   -            (7)
Spread Protection:
     Assets (primarily loans):
             Notional amount...............           76                     492                        568
             Unrealized gains..............            1                       2                          3
             Unrealized losses.............            -                       -                          -
     Deposits and other borrowings:
             Notional amount...............                                   86                         86
             Unrealized gains..............                                    -                          -
             Unrealized losses.............                                    -                          -
Anticipated Asset Sales:
             Notional amount...............                                                51            51
             Unrealized gains..............                                                 -             -
             Unrealized losses.............                                                 -             -
Total:
                Notional amount............      $ 8,954    $ 1,089      $ 1,409       $  251      $ 11,703
                                                 =======    =======       ======       ======      ========
                Unrealized gains...........      $   138    $     -      $     8       $    1      $    147
                                                 =======    =======      =======       ======      ========
                Unrealized losses..........      $   (19)   $     -      $     -       $    -      $    (19)
                                                 =======    =======      =======       ======      ========
                Net unrealized gains.......      $   119    $     -      $     8       $    1      $   $128
                                                 =======    =======      =======       ======      ========



A summary of interest rate swap contracts categorized by whether the Corporation receives or pays fixed rates and stratified by repricing or maturity date is below (in millions):

                                                                                Years
                                                 --------------------------------------------------------------------
                                                      0-1        1-2         2-3        3-4         4-5      over 5       Total
                                                 ----------  ----------  ---------   --------    -------    ---------    -------
Receive Fixed/Pay Floating:
         Receive    Notional................       $1,288     $1,527      $1,385      $1,630      $  768     $ 894       $7,492
                    Rate....................         6.34%      6.74%       6.42%       6.56%       6.38%     6.76%        6.54%
         Pay        Notional................       $7,492                                                                $7,492
                    Rate....................         6.03%                                                                 6.03%
Pay Fixed/Receive Floating:
         Pay        Notional................       $   14                 $   25                                         $   39
                    Rate....................         8.27%                  9.26%                                          8.91%
         Receive    Notional................       $   39                                                                $   39
                    Rate....................         6.00%                                                                 6.00%
Receive Floating/Pay Floating:
(Basis Swaps)
                    Notional................       $  963                                                                $  963
         Receive    Rate....................         5.91%                                                                 5.91%
         Pay        Rate....................         6.04%                                                                 6.04%
Receive Fixed/Pay Floating(a):
(Forward Start)
         Receive    Notional................                              $  150      $  189      $   75     $  46       $  460
                    Rate....................                                7.14%       6.52%       6.86%     7.00%        6.82%
         Start Date Notional................      $   150    $    310                                                    $  460

----------------------------------------
 (a) Pay rate will be determined on forward start date.




Foreign currency derivatives used for hedging activities have not had a material impact on income or liquidity of the Corporation for any of the years presented.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

15. OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS, COMMITMENTS AND CONTINGENT LIABILITIES - continued

Derivative Financial Instruments Held or Issued for Trading Purposes

In its business of providing risk management services for its customers, the Corporation purchases and sells certain derivatives including interest rate swaps, caps and floors. In addition, as part of its international business, the Corporation enters into foreign exchange contracts on behalf of customers. These contracts are matched against forward sale or purchase contracts. Customer related derivative financial instrument transactions are generally marked to market and any gains or losses are recorded in the income statement. The Corporation also holds derivatives in connection with its securities trading activities and, at times, as a position taken in the expectation of profiting from favorable movements in interest rates. These products include tender option bonds and Treasury float contracts. Included in the income statement are trading revenues from derivatives of $33,901 of which $25,531 represents net foreign exchange gains included in fees for international services.

Outstanding notional amounts and related fair values of trading and customer related derivative financial instruments at December 31, 1997 and 1996 are summarized by type of instrument below (in millions):


                                                                           1997
                                                 --------------------------------------------------------
                                                                                 Positive        Negative
                                                   Notional      Net assets       Market          Market
Interest Rate Swaps:                               amount      (liability)(a)      Value           Value
                                                 -----------   --------------   ---------       ---------
         CoreStates receives fixed........         $ 1,521       $  17.7         $21.6           $ (3.9)
         CoreStates pays fixed............           2,005         (39.1)          4.1            (43.2)
Futures...................................             777          (1.9)          0.1             (2.0)
Rate Locks:
         CoreStates receives fixed........             130          (0.7)            -             (0.7)
         CoreStates pays fixed............             130           0.8           0.8                -
Interest Rate Caps/Floors:
         Sold.............................           1,491          (3.1)            -             (3.1)
         Purchased........................           1,562           3.0           3.0                -
Commitments to purchase/sell whole
mortgage loans and securities (including
when-issued securities):
         Sold.............................             145          (1.7)            -             (1.7)
         Purchased........................              64             -             -                -
Other Options:
         Sold.............................             881          39.8          39.8                -
         Purchased........................             247           0.7           0.7                -
Foreign exchange contracts (b)............           2,241           4.0          35.2            (31.2)
                                                   -------       -------       -------          -------
   Total Trading and Customer Related
            Derivatives......................      $11,194       $  19.5       $ 105.3          $ (85.8)
                                                   =======       =======       =======          =======


                                                                           1996
                                                 --------------------------------------------------------
                                                                                 Positive        Negative
                                                   Notional      Net assets       Market          Market
Interest Rate Swaps:                               amount      (liability)(a)      Value           Value
                                                 -----------   --------------   ---------       ---------

         CoreStates receives fixed........         $   355       $  1.5         $  2.7          $  (1.2)
         CoreStates pays fixed............             353         (1.0)           1.3             (2.3)
Futures...................................              39          0.4            0.4                -
Rate Locks:
         CoreStates receives fixed........              30         (0.1)             -             (0.1)
         CoreStates pays fixed............              30          0.1            0.1                -
Interest Rate Caps/Floors:
         Sold.............................             705         (2.7)             -             (2.7)
         Purchased........................             704          2.7            2.7                -
Commitments to purchase/sell whole
mortgage loans and securities (including
when-issued securities):
         Sold.............................              83         (0.2)           0.1             (0.3)
         Purchased........................              19            -              -                -
Other Options:
         Sold.............................             206          6.5            7.1             (0.6)
         Purchased........................             334          0.8            0.8                -
Foreign exchange contracts (b)............           1,766         (0.5)          28.0            (28.5)
                                                   -------       -------       -------          -------
Total Trading and Customer Related
         Derivatives......................         $ 4,624      $   7.5        $  43.2          $ (35.7)
                                                   =======       =======       =======          =======

------------
(a) Average net assets (liabilities) during 1997 and 1996 were substantially the same as the net assets (liabilities) at December 31, 1997 and 1996, respectively.
(b) Foreign exchange contracts purchased and sold at December 31, 1997 were $987 million and $1,254 million, respectively, and at December 31, 1996 were $836 million and $930 million, respectively.


The following is a summary of off-balance sheet commitments and derivative financial instruments as of December 31, 1997 and 1996, including fair values. See Note 3 for a discussion of fair value.



                                                                     1997                                1996
                                                        ------------------------------      ------------------------------
                                                           Notional            Fair            Notional            Fair
                                                              or              Value               or              Value
                                                         Contractual         of Asset        Contractual         of Asset
                                                             Amount        (Liability)          Amount         (Liability)
                                                        ------------       -----------      ------------       -----------
Standby letters of credit, net of participations (a)    $  1,817,591       $   (18,176)     $  1,630,621       $   (16,306)
Commercial letters of credit.......................        1,474,392           (14,744)        1,262,593           (12,625)
Commitments to extend credit (b)...................       19,332,394           (28,581)       15,396,553           (21,204)
Unused commitments under credit card lines.........        4,542,842                 -         4,173,013                 -
When-issued securities (c):
      Commitments to purchase......................           47,838                (5)            1,770                 -
      Commitments to sell..........................          106,310              (455)           75,120              (140)
Commitments to purchase/sell whole mortgage loans
   and securities (c):
       Commitments to purchase.....................           15,782                30            17,280                30
       Commitments to sell.........................           39,120            (1,254)            7,965               (70)
Mortgage loans sold and  loan servicing acquired
    with recourse (d)..............................          299,322            (8,559)          361,410            (9,637)
Interest rate futures contracts (e):
    Commitments to purchase........................        1,866,100            (1,764)        4,489,800             2,781
Commitments to purchase foreign and
    U.S. currencies (f)............................        2,240,895             4,025         1,766,122              (488)
Interest rate swaps, notional principal
    amounts (g)....................................       12,479,564            97,670         9,850,708            67,673
Interest rate caps and floors (h):
    Written........................................        1,693,886            (3,091)          908,799            (2,842)
    Purchased......................................        2,768,289            11,003         2,039,331            17,383
Tender option bonds (i)............................          849,854            37,876           148,711             5,976
Treasury float contracts (j).......................          246,781               646           270,358               682
Other derivatives..................................          541,746             2,901           597,261             5,644


CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)


15. OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS, COMMITMENTS AND CONTINGENT LIABILITIES - continued

(a) Standby letters of credit ("SBLC") are used in various transactions to enhance the credit standing of the Corporation's customers and are subjected to the same risk, credit review and approval process as loans. SBLC's are irrevocable assurances that the Corporation will make payment in the event that a customer cannot perform its contractual obligations to third parties.

(b) Commitments to extend credit represent the Corporation's obligation to fund various types of loans, including home equity lines, lines of credit, revolving lines of credit and other types of commitments.

(c) The Corporation has commitments to purchase/sell mortgage-backed securities or loans with delivery at a future date but typically within 120 days. The fair value of these instruments is affected by interest rates. In a declining interest rate environment, commitments to sell mortgage-backed securities or loans will decline in value. In a rising interest rate environment, commitments to buy mortgage-backed securities or loans will decrease in value.

     Forward agreements to sell securities are used in transactions with municipalities that generally have a debt payment due in the future. Under these agreements, the Corporation agrees to deliver primarily United States Treasury securities that will mature on or before the required payment date. The type and associated interest rate of these securities is established when the agreement is entered. The primary risk associated with forward agreements is interest rate risk to the extent the required securities have not been purchased. If interest rates fall, securities yielding the higher agreed upon fixed rate will be more expensive for the Corporation to purchase.

     When-issued securities and commitments to purchase/sell whole mortgage loans and securities are entirely customer and trading-related products.

(d) The Corporation originates and sells residential mortgage loans as part of various mortgage-backed security programs sponsored by the United States government agencies or government-sponsored agencies, such as the Government National Mortgage Association, Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. Certain sales and other servicing acquired are subject to recourse provisions in the event of default by the borrower. The Corporation provides for potential losses under these recourse provisions by establishing reserves at the time of sale and evaluates the adequacy of these reserves on an ongoing basis.

(e) Exchange traded futures contracts represent agreements to exchange dollar amounts at a specified future date for interest rate differentials between an agreed interest rate and a reference rate, computed on a notional amount. Credit and market risk exist with respect to these instruments. Exchange traded futures contracts entail daily cash settlement; therefore, the credit risk amount represents a one-day receivable.

(f) Commitments to purchase foreign and U.S. currencies are primarily executed for the needs of customers. These foreign exchange contracts are structured similar to interest rate futures and forward contracts. The risk associated with a foreign exchange contract arises from the counterparty's ability to make payment at settlement and that the value of a foreign currency might change in relation to the U.S. dollar. The Corporation's exposure, if any, to counterparty failure equals the current market value of the contract, which at December 31, 1997 and 1996 was $35,257 and $27,962, respectively. Included in fees for international services are net foreign exchange gains of $25,531, $22,557, and $22,943 for the years ended December 31, 1997,
     1996 and 1995, respectively.

(g) Interest rate swaps generally represent the contractual exchange of fixed and variable rate interest payments based on a notional principal amount and an interest reference rate. Credit risk exists with respect to these instruments arising from the possible failure of the counterparty to make required payments on those contracts which are favorable to the Corporation. The Corporation's exposure to counterparty failure equals the current replacement cost of the contract. At December 31, 1997 and 1996, the replacement cost of the Corporation's interest rate swap contracts was $163,903 and $118,929, respectively. The risk of counterparty failure is controlled by limiting transactions to an approved list of counterparties and requiring collateral in certain instances. Net cash received on interest rate swaps during 1997 and 1996 totaled $54,230 and $68,103, respectively.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

15. OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS, COMMITMENTS AND CONTINGENT LIABILITIES - continued

(h) Interest rate caps and floors are written by the Corporation to enable customers to transfer, modify or reduce their interest rate risk. Interest rate caps and floors are similar to interest rate swaps except that payments are made only if current interest rates move above or below a predetermined rate. The risk associated with interest rate caps and floors is an unfavorable change in interest rates. As a writer of interest rate caps and floors, the Corporation receives a premium in exchange for bearing the risk of an unfavorable change in interest rates. The Corporation generally reduces risk by entering into offsetting cap and floor positions that essentially counterbalance each other. The Corporation also enters interest rate caps to offset the risk of upward interest rate movement on assets with embedded caps as well as to limit spread risk. As a purchaser of interest rate caps, the Corporation pays a premium in exchange for the right to receive payments if interest rates rise above predetermined levels. The Corporation has also purchased interest rate floors in which the Corporation has paid a fee for the right to receive payments if rates fall below a predetermined level. Similar to interest rate swaps, credit risk exists with respect to the possible failure of the counterparty to make required payments on those contracts which are favorable to the Corporation. Exposure to counterparty failure equals the current replacement cost of the contract which totaled $11,003 and $17,383, respectively, at December 31, 1997 and 1996.

(i) Tender option bonds are instruments associated with tax-free municipal bonds. The Corporation will transfer a tax-free, fixed rate, long-term security into a trust. The trust, in turn, issues short-term securities to third parties. The trust satisfies the short-term interest payments using the interest proceeds from the municipal bond. The Corporation receives the spread between the long-term fixed interest payment and the short-term security.

(j) A Treasury float contract is created because a municipality, which has defeased a bond issue with government securities, has a mismatch in the timing of the maturity of the securities and the date the funds are needed to pay the debt service. The Corporation will pay an up-front fee for the right to sell government securities to the municipality, generally at par. The Corporation retains any profit between the sales price and the price at which the Corporation acquired the securities.


Contingent Liabilities

In the normal course of business, the Corporation and its subsidiaries are subject to numerous pending and threatened legal actions and proceedings, some for which the relief or damages sought are substantial. Management does not believe the outcome of these actions and proceedings will have a materially adverse effect on the consolidated financial position of the Corporation.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

16.  PROVISION FOR INCOME TAXES

The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 consists of the following:


                                                            1997              1996            1995
                                                          --------          --------        --------
Current:
   Federal.......................................         $142,688          $344,142        $303,647
   State.........................................           14,368            20,401          24,134
                                                          --------          --------        --------
        Total domestic...........................          157,056           364,543         327,781
   Foreign.......................................           11,775            12,121           8,240
                                                          --------          --------        --------
        Total current............................          168,831           376,664         336,021
Deferred Federal and state expense...............          100,751             9,156          28,420
                                                          --------          --------        --------
        Total provision for income taxes.........         $269,582          $385,820        $364,441
                                                          ========          ========        ========


The significant components of the Corporation's deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                              1997          1996
                                                         ---------        ---------
Deferred tax assets:
    Allowance for loan losses....................         $270,169        $ 261,180
    Postretirement and postemployment benefits...           48,550           57,191
    Reserves.....................................           50,186           56,489
    Other                                                   80,135           77,181
                                                          --------        ---------
         Total deferred tax assets...............          449,040          452,041
                                                          --------        ---------

Deferred tax liabilities:
    Auto leasing portfolio.......................          136,253          142,196
    FAS 115 fair value accounting................           17,094           14,298
    Partnership investments......................            4,558            3,781
    Tax over book depreciation...................           43,711           38,446
    Affiliate income.............................           38,862           32,873
    Other                                                   70,584           71,802
                                                          --------        ---------
         Total deferred tax liabilities..........          311,062          303,396
                                                          --------        ---------
Net deferred tax assets..........................         $137,978        $ 148,645
                                                          ========        =========


At December 31, 1997, cumulative deductible temporary differences related to the deferred tax asset are approximately $1,283,000. Cumulative taxable temporary differences related to deferred tax liabilities at December 31, 1997 are estimated at $889,000.

At December 31, 1997, the Corporation has determined that it is not required to establish a valuation allowance for the deferred tax asset since it is more likely than not that the deferred tax asset of $449,040 will be realized principally through carryback to taxable income in prior years, future reversals of existing taxable temporary differences, future taxable income and to a lesser extent, tax planning strategies. The Corporation's conclusion that it is "more likely than not" that the deferred tax asset will be realized is based on a history of growth in earnings and the prospects for continued growth, including an analysis of potential uncertainties that may affect future operating results. The Corporation will continue to review the tax criteria of "more likely than not" for the recognition of deferred tax assets on a quarterly basis.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

16.  PROVISION FOR INCOME TAXES - continued

The consolidated effective tax rates are reconciled to the statutory rate as follows:


                                                            1997            1996           1995
                                                           -----           -----          -----
Statutory rate.....................................         35.0%           35.0%          35.0%
Difference resulting from:
    Tax-exempt income..............................         (1.4)           (1.6)          (2.0)
    State, local and foreign income tax............          1.0             1.6            1.5
    Liquidation of affiliate.......................        (10.1)              -              -
    Other, net.....................................          0.4             2.3            1.2
                                                           -----           -----          -----
Effective tax rate.................................         24.9%           37.3%          35.7%
                                                           =====           =====          =====

Foreign earnings of certain subsidiaries would be taxed only upon their transfer to the United States. No transfers or dividends are contemplated at this time. Taxes payable upon remittance of such accumulated earnings of $21,323 at December 31, 1997 would approximate $7,065.

Taxes, other than income taxes, included in other operating expenses for the years ended December 31, 1997, 1996 and 1995 are $107,553, $101,109 and
$105,913, respectively.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)


17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

 The following represents summarized quarterly financial data of the Corporation, which, in the opinion of management, reflects all adjustments (comprising only normal recurring accruals) necessary for a fair presentation:


                                                                            Three Months Ended
                                                 -----------------------------------------------------------------------
                                                  Dec. 31               Sept. 30             June 30            March 31
                                                 --------               --------            --------            --------
1997
Interest income...............................   $888,593               $873,034            $850,359            $817,329
                                                 ========               ========            ========            ========
Interest expense..............................   $363,676               $342,540            $316,006            $291,225
                                                 ========               ========            ========            ========
Net interest income...........................   $524,917               $530,494            $534,353            $526,104
                                                 ========               ========            ========            ========
Provision for losses on loans.................   $120,000(a)            $ 50,000            $ 50,000            $ 43,000
                                                 ========               ========            ========            ========
Securities gains..............................   $ 6,254                $  5,023            $  5,015            $  4,819
                                                 ========               ========            ========            ========
Net income ...................................   $216,626(b)(c)         $198,814            $199,726            $198,113
                                                 ========               ========            ========            ========
Net income per common share:
   Basic......................................      $1.09                  $1.00               $0.97               $0.94
                                                 ========               ========            ========            ========
   Diluted....................................       1.08                   0.98                0.97                0.93
                                                 ========               ========            ========            ========
Average common shares outstanding:
   Basic......................................    197,920                199,817             204,982             211,276
                                                 ========               ========            ========            ========
   Diluted....................................    200,416                202,704             206,712             213,162
                                                 ========               ========            ========            ========
Common stock price information:
   High.......................................  $81   3/8              $68 13/16             $57 7/8             $55
   Low........................................   65 11/16               53   1/4              46 1/2              47 1/2
   Quarter-end................................   80   1/2               66  3/16              53 3/4              47 1/2

1996
Interest income...............................   $835,649               $823,082            $815,755            $823,718
                                                 ========               ========            ========            ========
Interest expense..............................   $298,561               $282,735            $282,360            $293,064
                                                 ========               ========            ========            ========
Net interest income...........................   $537,088               $540,347            $533,395            $530,654
                                                 ========               ========            ========            ========
Provision for losses on loans.................   $ 40,000               $ 40,000            $110,000(d)         $ 38,767
                                                 ========               ========            ========            ========
Securities gains..............................   $  4,036               $ 31,135             $17,393            $  6,948
                                                 ========               ========            ========            ========
Net income ...................................   $195,546               $196,857             $79,597(d)(e)      $177,144
                                                 ========               ========            ========            ========
Net income per common share:
   Basic......................................      $0.91                  $0.89               $0.36(d)(e)         $0.81
                                                 ========               ========            ========            ========
   Diluted....................................       0.90                   0.88                0.36                0.80
                                                 ========               ========            ========            ========
Average common shares outstanding:
   Basic......................................    215,866                220,409             219,478             219,512
                                                 ========                =======            ========             =======
   Diluted....................................    218,020                222,270             220,621             221,253
                                                 ========                =======             =======             =======
Common stock price information:
   High.......................................    $55 3/8                $44                 $43 1/8             $44
   Low........................................     42 3/4                 35 1/2              35 3/4              36 1/8
   Quarter-end................................     51 7/8                 43 1/4              38 1/2              42 3/8


    (a) Includes a $70.0 million, $44.9 million after-tax or $0.22 per share, special provision for loan losses primarily related to management's decision to sell approximately $450 million of credit card outstandings.
    (b) Includes a tax benefit of $109.0 million, or $0.54 per share, related to the liquidation of an affiliate.
    (c) Includes restructuring and merger-related charges of $15.0 million, $9.6 million after-tax or $0.05 per share, and other significant one-time charges of $57.0 million, $36.5 million after-tax or $0.18 per share.
    (d) Includes a provision for loan losses of $70.0 million, $45.5 million after-tax or $0.20 per share, related to the Meridian acquisition.
    (e) Includes net restructuring and merger-related charges of $139.7 million, $105.3 million after-tax or $0.47 per share, primarily recorded in the second quarter and related to costs associated with the Meridian acquisition.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)


18.  JOINT VENTURE

In December 1992, the Corporation entered into a joint venture with three other banking companies creating Electronic Payment Services, Inc. ("EPS"). The joint venture combines the partners' separate consumer electronic transaction processing businesses and provides automated teller machine ("ATM") and electronic point-of-sale ("POS") processing services. The Corporation contributed to EPS its wholly-owned subsidiaries of Money Access Service Inc. ("MAC"), a regional ATM network, and BUYPASS Corporation, a third-party processor of electronic POS transactions.

At the formation of EPS, the Corporation had equal ownership with two partners in the joint venture, each with 31%. The fourth partner owned 7%. As part of the 1992 transaction, the Corporation received a cash payment of $79,350 and $245,400 of EPS 5% cumulative redeemable preferred stock. The exchange of assets involved in the transaction resulted in a 1992 pre-tax gain to the Corporation of $41,072, $25,670 after-tax. The exchange also generated a deferred gain of approximately $138,000.

In December 1993, the Corporation and EPS mutually agreed to enter into a recapitalization of EPS involving the EPS preferred stock held by the Corporation. In exchange for substantially all of the preferred stock, the Corporation received from EPS a ten-year 6.45% note providing for equal principal payments over the life of the note. The recapitalization did not affect the amount of deferred gain, but changed the timing of deferred gain income recognition from a five-year period beginning in 1996 to a ten-year period which began in 1994.

On March 27, 1995, EPS added a new partner and increased the ownership interests of an existing partner to that of a full partner, resulting in a decrease in the Corporation's share of ownership from 31% to 20%. As a direct result of this change in ownership interests, the Corporation recognized a pre-tax gain of $19,000, $11,800 after-tax or $0.05 per share, in 1995. Included in the pre-tax gain amount was $4,000 related to the acceleration of deferred gain recognition.

The Corporation's investment in EPS at December 31, 1997, net of $87,000 deferred gain, is $59,156 and is included in other assets. "Income from investment in EPS, Inc.", which is included in non-interest income, reflects the Corporation's share in EPS net income, interest income on the 6.45% note and amortization of the deferred gain.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

19.  RESTRUCTURING AND MERGER-RELATED CHARGES

A summary of restructuring and merger-related charges for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                         1997         1996         1995
                                                      ---------    ---------    ----------
Merger-related restructuring charges.............     $   6,200    $ 161,598    $  10,000
Strategic technology alliance charges............         8,800            -            -
Meridian merger-related implementation costs.....             -       29,019            -
Process redesign restructuring charges...........             -            -      142,000
Gains on sales of branches.......................             -      (43,064)      (3,988)
Pension curtailment gains........................             -       (7,851)      (9,412)
                                                      ---------    ---------    ----------
    Total........................................       $15,000    $ 139,702    $ 138,600
                                                      =========    =========    ==========

In 1997, CoreStates recorded pre-tax restructuring and merger-related charges of $15,000, $9,612 after-tax or $0.05 per share, primarily related to costs incurred in the pending First Union merger and costs incurred in the creation of a strategic technology alliance with Andersen Consulting. Cash outflow related to these costs in 1997 was $11,700.

In 1996, the Corporation recorded merger-related restructuring charges of $161,598, $120,150 after-tax or $0.54 per share, in connection with the acquisitions of Meridian and United Counties. The charges included direct and incremental costs associated with these acquisitions. The components of the merger-related restructuring charges were as follows:


                                                                Requiring       Cash
                                                                  Cash        Outflow
                                                Provision        Outflow      to Date
                                                ---------       ---------     --------
Severance costs.........................         $ 70,469        $ 70,469     $ 65,941
Branch closing costs....................           33,469          15,102        6,585
Office reconfiguration costs............           19,059           2,792       (5,764)
Merger transaction costs................           14,624          14,624       13,461
System consolidation writedowns.........            6,391               -            -
Miscellaneous...........................           17,586          17,593       12,316
                                                 --------        --------     --------
      Total.............................         $161,598        $120,580     $ 92,539
                                                 ========        ========     ========


The severance costs relate to severance packages, which were or are expected to be paid to approximately 1,350 employees who have been displaced as a result of the Meridian consolidation.

Restructuring and merger-related charges in 1996 also included $29,019, $18,263 after-tax or $0.07 per share, of implementation costs that were incurred in the process of consolidating Meridian and United Counties businesses and operations.

The Corporation recorded restructuring credits of $50,915, $33,096 after-tax or $0.14 per share and $13,400, $8,549 after-tax or $0.03 per share in 1996 and 1995, respectively, related to gains on the curtailment of pension benefits associated with employees displaced during 1996 and 1995 and gains on the sale of branches which were sold as a result of consolidating the Meridian and United Counties branches and the process redesigns.

Upon consummation of the Meridian merger, the Corporation recorded a $70 million provision for loan losses in connection with a change in strategic direction related to Meridian's problem assets and to conform its consumer lending charge-off policies to those of the Corporation.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

19. RESTRUCTURING AND MERGER-RELATED CHARGES - continued


In 1995, the Corporation recorded restructuring charges of $142,000, $90,800 after-tax or $0.40 per share, in connection with process redesigns commenced during that year. The objectives of the process redesigns were: (i) to enhance customer focus; (ii) to accelerate "cultural changes" which were already in progress; and (iii) to improve productivity. The charges included direct and incremental costs associated with the process redesigns. The components of the process redesign restructuring charges were as follows:

                                                             Requiring         Cash
                                                               Cash           Outflow
                                             Provision        Outflow         to Date
                                             ----------     ----------      ----------
Severance costs........................      $   87,900     $   87,900      $   87,328
Office reconfiguration and branch
    closing costs......................          44,300         16,600           6,901
Outplacement costs.....................           2,500          2,500           2,358
Miscellaneous..........................           7,300          5,300           4,653
                                             ----------     ----------      ----------
     Total.............................      $  142,000     $  112,300      $  101,240
                                             ==========     ==========      ==========


The following table summarizes the activity in the restructuring and merger-related accrual for the year ended December 31, 1997:

                                                        1997
                                                      --------
Balance at beginning of year................          $108,205
Provision charged against income............            15,000
Cash outflow................................           (59,451)
Writedowns of assets........................           (30,269)
                                                      --------
Balance at December 31,.....................         $  33,485
                                                     =========

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)


20.    EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per share:


                                                                   Year ended December 31,
                                                       ---------------------------------------------
                                                         1997               1996              1995
                                                       --------           --------          --------
Earnings
--------
(a) Net income..............................           $813,279           $649,144          $655,176
                                                       ========           ========          ========

Average Common Shares
---------------------
(b) Average common shares outstanding.......            203,452            218,812           222,268
    Average potentially dilutive shares.....              2,116              1,886             2,398
                                                       --------            -------           -------
(c) Average common and potentially
      dilutive shares.......................            205,568            220,698           224,666
                                                        =======            =======           =======

Net Income Per Common Share
---------------------------
Basic (a / b)...............................              $4.00              $2.97             $2.95
                                                          =====              =====             =====
Diluted (a / c).............................              $3.96              $2.94             $2.92
                                                          =====              =====             =====

21.   FINANCIAL STATEMENTS OF THE PARENT COMPANY

STATEMENT OF INCOME                                                             Year ended December 31,
                                                                     ----------------------------------------
                                                                        1997             1996          1995
                                                                     ---------        ---------     ---------

REVENUES
--------
Dividends from subsidiaries:
   Banks....................................................         $ 625,000        $ 657,744     $ 373,023
   Other subsidiaries.......................................            90,940           27,217        91,917
                                                                     ---------         --------     ---------
      Total dividends from subsidiaries.....................           715,940          684,961       464,940
Management fees and other income from subsidiaries..........           189,000          178,179       190,027
Securities gains (losses)...................................                 -              (22)       16,343
Other income................................................               444            3,054         3,241
                                                                     ---------         --------     ---------
      Total revenues........................................           905,384          866,172       674,551
                                                                     ---------         --------     ---------

EXPENSES
--------
Interest on:
   Funds borrowed...........................................            13,361            5,606        19,685
   Long-term debt...........................................            18,436           22,843        21,578
                                                                     ---------         --------     ---------
      Total interest expense................................            31,797           28,449        41,263
Other operating expenses....................................           181,663          245,836       219,463
                                                                     ---------         --------     ---------
      Total expenses........................................           213,460          274,285       260,726
                                                                     ---------         --------     ---------
Income before income tax benefit and equity in
     undistributed income of subsidiaries...................           691,924          591,887       413,825
Income tax benefit..........................................            (6,953)         (14,911)      (11,977)
                                                                     ---------         --------     ---------
Income before equity in undistributed income of subsidiaries           698,877          606,798       425,802
                                                                     ---------         --------     ---------
Equity in undistributed income (excess dividends) of subsidiaries:
     Banks..................................................            62,503          (52,497)      203,909
     Other subsidiaries.....................................            51,899           94,843        25,465
                                                                     ---------         --------     ---------
                                                                       114,402           42,346       229,374
      Total equity in undistributed income of subsidiaries..         ---------         --------     ---------
NET INCOME..................................................         $ 813,279         $649,144     $ 655,176
----------                                                           =========         ========     =========


CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

21.   FINANCIAL STATEMENTS OF THE PARENT COMPANY - continued


BALANCE SHEET                                                               December 31,
                                                                    --------------------------
                                                                       1997             1996
                                                                    ----------      ----------
ASSETS
------
Cash  ......................................................        $    1,508      $    1,374
Time deposits...............................................                 -             887
Investment-securities available-for-sale....................            15,512          97,786
Investments and receivables - subsidiaries:
  Investments in subsidiaries at equity in underlying net assets:
   Banks....................................................         3,220,941       3,389,148
   Other subsidiaries.......................................           655,274         558,062
                                                                    ----------      ----------
      Total investments in subsidiaries.....................         3,876,215       3,947,210
  Receivables - subsidiaries................................           113,715          40,814
                                                                    ----------      ----------
      Total investments and receivables-subsidiaries........         3,989,930       3,988,024
Other assets................................................            42,258          80,039
                                                                    ----------      ----------
      Total assets..........................................        $4,049,208      $4,168,110
                                                                    ==========      ==========
LIABILITIES
-----------
Funds borrowed - subsidiaries...............................        $  359,123      $        -
Dividends payable and other liabilities.....................           196,911         214,925
Long-term debt..............................................           255,742         257,491
                                                                    ----------      ----------
      Total liabilities.....................................           811,776         472,416
                                                                    ----------      ----------
SHAREHOLDERS' EQUITY
--------------------
      Total shareholders' equity............................         3,237,432       3,695,694
                                                                    ----------      ----------
      Total liabilities and shareholders' equity............        $4,049,208      $4,168,110
                                                                    ==========      ==========

     The Corporation has guaranteed certain borrowings of its subsidiaries at December 31, 1997 in the amount of $3,331,835 which includes $865,835 for commercial paper.

     The maturities for parent company long-term debt for the years ending December 31, 1998 through 2002 are: $1,607; $1,751; $151,855; $696 and $99,833,
respectively.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

21.   FINANCIAL  STATEMENTS OF THE PARENT COMPANY - continued


    Statement of Cash Flows
                                                                                            Year Ended December 31,
                                                                                  -----------------------------------------
                                                                                    1997            1996            1995
                                                                                  ----------      -----------    ----------
OPERATING ACTIVITIES
   Net income.............................................................        $  813,279      $   649,144    $  655,176
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Undistributed income of subsidiaries...............................          (114,402)         (42,346)     (229,374)
       Securities losses (gains)..........................................                 -               22       (16,343)
       Deferred income tax expense (benefit)..............................             2,644              180          (785)
       Net decrease (increase) in other assets............................            29,749           (6,969)       24,265
       Net increase (decrease) in other liabilities.......................             2,577            8,454       (22,761)
       Other, net.........................................................             6,073            7,288         7,840
                                                                                  ----------      -----------    ----------
     NET CASH PROVIDED BY OPERATING ACTIVITIES............................           739,920          615,773       418,018
                                                                                  ----------      -----------    ----------

INVESTING ACTIVITIES
   Net capital returned from subsidiaries.................................           190,000          270,226       190,900
   (Increase) decrease in receivables from subsidiaries...................           (72,901)         107,069        (3,593)
   Purchases of investment securities.....................................           (53,493)        (707,008)     (170,988)
   Proceeds from maturities and sales of investment securities............           135,767          717,536       118,483
   Other, net.............................................................                 -                -        (1,380)
                                                                                  ----------      -----------    ----------
       NET CASH PROVIDED BY INVESTING ACTIVITIES..........................           199,373          387,823       133,422
                                                                                  ----------      -----------    ----------
FINANCING ACTIVITIES
   Repayment of funds borrowed............................................                 -                -       (75,000)
   Retirement of long-term debt...........................................            (1,749)         (77,401)       (1,471)
   Proceeds from issuance of long-term debt...............................                 -                -       149,877
   Net increase (decrease) in financing from and due to subsidiaries......           369,329         (115,498)      (94,054)
   Cash dividends paid....................................................          (391,781)        (328,114)     (286,565)
   Purchases of treasury stock............................................        (1,007,832)        (533,932)     (335,528)
   Repurchase and retirement of common stock..............................                 -          (57,703)      (17,134)
   Common stock issued under employee benefit plans.......................            62,873           87,726        99,011
   Other, net.............................................................            30,001           21,360         6,777
                                                                                  ----------      -----------    ----------
   NET CASH USED IN FINANCING ACTIVITIES..................................          (939,159)      (1,003,562)     (554,087)
                                                                                  -----------     -----------    ----------
     INCREASE (DECREASE) IN CASH AND DUE FROM BANKS.......................               134               34        (2,647)
     Cash and due from banks at January 1,................................             1,374            1,340         3,987
                                                                                  ----------      -----------    ----------
     CASH AND DUE FROM BANKS AT DECEMBER 31,..............................        $    1,508      $     1,374    $    1,340
                                                                                  ==========      ===========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the year for:
     Interest.............................................................        $   28,187      $    25,267    $   40,745
                                                                                  ==========      ===========    ==========
     Income taxes.........................................................        $        -      $         -    $       43
                                                                                  ==========      ===========    ==========


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